Form 10-K405, Exhibit 13
GUARDSMAN PRODUCTS INC
filed 1995-03-30
CIK 44420

EXHIBIT 13-A

Management's Discussion and Analysis of Financial Condition and Results of Operations

1994 Compared To 1993

Net sales increased 13.5% to $201,888,000 in 1994 from $177,806,000 in
1993. Coatings Group sales, including inter-segment sales, increased $22,751,000 (17.1%) to $155,967,000 due primarily to increases in unit volume. The Group's liquid and powder coatings product lines realized an increase in net sales of $20,718,000, representing a 13.0% volume increase as well as an increase in average selling prices. Included in the Group's 1994 sales were $12,938,000 of sales for Moline Paint Manufacturing Co., which was acquired on August 31, 1994. The Group's resin product lines experienced an increase in net sales of $2,027,000 representing a 30.0% volume increase due primarily to increased customer demand. The Consumer Products Group's net sales, including inter-segment sales, increased $1,424,000 (3.2%) to $46,042,000 led by growth in sales in the Group's United Kingdom, Household and Atlanta Sundries divisions. This growth offsets the decline in automotive after-market products, which were unusually strong in 1993 due to special purchasing programs of a certain automotive account not repeated in 1994.

Consolidated gross profit as a percentage of sales was 34.2% in 1994 compared to 34.3% in 1993. Despite significant increases in the cost of raw materials, the Coatings Group reported a gross profit margin in 1994 which approximated the 1993 level, due primarily to a change in product mix. The Consumer Products Group reported an increase in their gross profit rate in 1994, primarily due to a shift in product mix away from automotive after-market products.

Operating expenses increased between the two periods reflecting the increased sales levels and the acquisition of Moline, including amortization expenses associated with the acquisition. Nonetheless, selling, general and administrative expenses, as a percentage of sales, decreased to 28.9% in 1994 from 29.6% in 1993.

Operating profit before corporate expenses increased 13.5% to $14,271,000 in 1994 from $12,577,000 in 1993. Operating profit in the Coatings Group increased $1,685,000 (23.9%) primarily due to sales growth and the acquisition of Moline. The Consumer Products Group's operating profit before corporate expenses rose slightly but was comparable with 1993. Increases in the Consumer Products Group's operating profit due to sales growth and an increase in gross profit, as a percentage of sales, were mainly offset by transition expenses associated with Altanta Sundries, Inc., which was acquired by the Consumer Products Group in December 1993.

Interest expense increased from $991,000 in 1993 to $1,188,000 in 1994 due to increases in average borrowings outstanding and variable interest rates. The increase in borrowings resulted primarily from debt associated with acquisitions of businesses in 1994 and the latter part of 1993. Interest


                           -76-
rates rose during 1994 and, as a result, interest expense as a percentage of average debt outstanding increased to 6.0% in 1994 compared to 5.5% in 1993.

Also included as a charge to 1993 income is $529,000 of non-recurring costs associated with the acquisition of Atlanta Sundries, Inc. These costs were reflected as current period expenses since the acquisition was accounted for as a pooling of interests. For additional information, see Note 2 to the Consolidated Financial Statements.

The Company's effective tax rate during 1994 was 40.0% compared to an effective rate of 35.6% during 1993. The increase in the effective tax rate for 1994 was due primarily to a one-time benefit taken in 1993 for the deduction of losses associated with the Company's investment in Armorguard Products, Inc. The effective tax rates for both periods, before the 1993 one-time deduction, were influenced by the relationship of permanent differences to estimated taxable income.

Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." The implementation of SFAS No. 109 resulted in a one-time benefit of $150,000 or $.02 per share recorded as "Cumulative Effect of Change in Accounting Principle." Also effective January 1, 1993, the Company adopted SFAS No. 106, "Accounting for Postretirement Benefits Other Than Pensions." The adoption of this standard did not have a material effect on the Company's results of operations or financial position.

Net income totaled $5,903,000 for 1994 compared to $4,671,000 for 1993, an increase of approximately 26%. Net income per share increased approximately 17% to $.70 per share in 1994 compared to $.60 per share in 1993. There were an average of 8% more shares outstanding during 1994 than there were in 1993, resulting primarily from the acquisition of Moline.

1993 Compared To 1992

Net sales increased 16.8% to $177,806,000 in 1993 from $152,197,000 in
1992. Coatings Group sales, including inter-segment sales, increased $16,448,000 (14.1%) to $133,216,000 due primarily to increases in unit sales volume. The Group's liquid industrial coatings product lines realized a 21.7% increase in unit sales volume, which was offset by a slight decrease in average selling prices. Approximately 55% of the sales increase represented incremental revenue from businesses acquired during 1993 and 1992. The Group's resin product lines experienced a 17.3% volume decrease due to a reduction in the number of resin products offered for sale. This reduction was part of a plan to restructure resin operations, effective March 1, 1993, to focus primarily on developing and producing proprietary resins for the Group's internal long-term requirements. A decrease in average selling prices of the resin products was caused by the resultant change in product mix. The Consumer Products Group's net sales, including inter-segment sales, increased $9,138,000 (25.8%) to $44,618,000 led by increases in sales of after-market automotive maintenance products, household products and growth in sales in the Group's United Kingdom


                           -77-
subsidiary. Approximately 46% of the sales increase represented incremental revenue from Atlanta Sundries, Inc.

Gross profit margin as a percentage of sales increased to 34.3% in 1993 from 32.4% in 1992. The increase in the gross margin rate was primarily attributable to a shift in product mix within the Coatings Group as resin sales, which carry lower margins than the Group's liquid industrial coatings, represented a smaller portion of total sales. In addition, the resin operations reported a substantial improvement in gross margin as a percentage of sales, which was caused by refocused sales efforts toward higher margin products and lower manufacturing costs resulting from cost containment measures and increased efficiency. Offsetting these positive variances was a decrease in the gross margin rate for the Consumer Products Group due primarily to a change in product mix.

Selling and research and development costs increased between the two periods reflecting the increased sales levels and the Company's continued investment in sales and technical personnel initiated in the latter part of 1992. Amortization expenses associated with acquisitions since the second quarter of 1992 also contributed to the increase. Nonetheless, selling, general and administrative expenses, as a percentage of sales, were comparable between 1993 and 1992.

Operating profit before corporate expenses increased 51.6% to $12,577,000 in 1993 from $8,296,000 in 1992. Operating profit in the Coatings Group increased $3,080,000 (77.5%) primarily due to sales growth and the improvement in the gross margin rate discussed above. The Consumer Products Group's operating profit before corporate expenses increased $1,201,000 (27.8%) with $488,000 of this increase resulting from the inclusion of the operating profit of Atlanta Sundries, Inc. The remainder of the increase in the Group's operating profit is due to sales growth and a decrease in operating expenses, as a percentage of sales.

Interest expense increased from $703,000 in 1992 to $991,000 in 1993 due to an increase in average borrowings outstanding offset by a decline in variable interest rates. The increase in borrowings resulted primarily from debt associated with acquisitions of businesses in 1993 and the latter part of 1992. Due to declines in variable interest rates, interest expense as a percentage of average debt outstanding decreased to 5.5% in 1993 compared to 6.2% in 1992.

The Company's effective tax rate during 1993 was 35.6% compared to an effective rate of 41.0% during 1992. The decrease in the effective tax rate for 1993 was due primarily to a one-time benefit for the deduction of losses associated with the Company's investment in Armorguard Products, Inc. The effective tax rates for both periods, before the 1993 one-time deduction, were influenced by the relationship of permanent differences to estimated taxable income.

Net income totaled $4,671,000 for 1993 compared to $1,978,000 for 1992, an increase of approximately 136%. Net income per share increased to $.60 per share in 1993 compared to $.27 per share in 1992.


                           -78-
Liquidity, Capital Resources and Financial Condition

During 1994, the Company's operations generated net cash flows of $6,590,000. During the same period, the Company made cash payments of $5,712,000 associated with the purchase of Moline, invested $3,410,000 in fixed assets and other investments and paid dividends of $2,787,000. During the year, borrowings increased by $5,695,000. Stock issued under employee and stockholder plans totaled $671,000.

During 1994, accounts receivable, inventory and accounts payable increased $2,101,000, $4,373,000 and $1,171,000, respectively. These increases as well as increases in substantially all other balance sheet accounts, including an increase of approximately $13,000,000 in goodwill, reflect the
acquisition of Moline.   Working capital increased 25.4% to $42,373,000 at
the end of 1994.  The current ratio was 2.4 to 1 at December 31, 1994 and
2.5 to 1 at December 31, 1993. Debt as a percentage of capitalization was 30.2% at December 31, 1994 compared to 29.6% at the end of 1993.

Management believes that internally generated funds will be adequate to finance future property and equipment additions and meet existing obligations under its long-term borrowing agreements. The Company anticipates that any business acquisitions in the future will be financed with cash flows from operations or by the issuance of long-term debt or common stock.

Guardsman has short-term lines of credit which provide for unsecured borrowings up to $6,069,000. There were no amounts outstanding under these agreements during 1994. In addition, the Company has three revolving credit agreements which are classified as long-term. During 1994, the Company increased its available long-term borrowings under its two domestic revolving lines of credit from $25 million to $40 million. At year-end, $27,700,000 of the total $41,069,000 available under long-term borrowing arrangements was outstanding. The long-term debt agreements include certain restrictive covenants with which the Company was in compliance throughout the year. At December 31, 1994, $14,898,000 of stockholders' equity was available for payment of cash dividends and redemption of capital stock as provided by the debt agreements. For additional information regarding credit arrangements and long-term debt, see Note 7 to the Consolidated Financial Statements.

Like other companies in its industry, Guardsman is subject to existing and evolving standards related to the protection of the environment. As a result, it is the Company's policy to establish reserves for site restoration costs and related claims where it is probable a liability exists and the amount can be reasonably estimated. These reserves are adjusted as information becomes available upon which a more accurate estimate of eventual costs can be made. Such estimates are subject to numerous variables, the effects of which are difficult to measure, including the stage of the investigations, the nature of potential remedies, the joint and several liability with other potentially responsible parties, availability of insurance and government funds and other issues. Accordingly, the ultimate cost of these matters cannot be


                           -79-
determined at this time and may not be resolved for a number of years. The reserves represent the Company's best estimate of probable exposures at this time. Based upon information currently available, it is not anticipated that the outcome of these environmental matters will materially affect the Company's consolidated financial position. The ultimate effect of these matters on the Company's results of operations cannot be predicted because any such effect depends on the amount and timing of charges to operations resulting from new information as it becomes available. For additional information regarding environmental obligations, see Note 9 to the Consolidated Financial Statements.












































                           -80-

Selected Financial Information

Year Ended December 31         1994          1993          1992         1991         1990         1989         1988         1987

Summary of Continuing
  Operations
(In Thousands, Except
  Per Share Amounts)
Net sales                  $  201,888   $   177,806  $    152,197   $  140,927   $  139,053   $  141,989   $  108,056  $   98,047
Income, net of income
  taxes                         5,903         4,671         1,978          956        2,766        6,487        5,557       5,842
Income per common share           .70           .60           .27          .13          .38          .91          .81         .86
Cash dividends per
  common share                    .32           .32           .41          .50          .50          .40          .36         .30

Summary of Financial
  Position
(In Thousands)


Total assets                 $137,052       $96,954       $83,494      $79,777      $94,069      $91,321      $74,512     $55,211
Long-term debt, net of
  current maturities           27,805        19,013        14,464        9,568       18,665       14,070        9,703       1,126
Stockholders' equity           64,426        45,362        42,200       44,002       47,437       48,581       40,722      35,636
Working capital                42,373        33,796        28,818       25,112       29,553       27,639       23,700      15,917

Other Supplemental
  Information

Number of employees             1,109           860           791          757          987          963          936         813
Average shares
  outstanding               8,464,639     7,849,101     7,433,416    7,370,900    7,301,717    7,099,768    6,837,227   6,788,804

INDUSTRY SEGMENT
  OPERATIONS (Audited)
  and In Thousands)

Net Sales From Con-
  tinuing Operations

Coatings Group               $155,967      $133,216      $116,768     $107,131     $109,718     $116,885      $82,657     $75,485
Consumer Products Group        46,042        44,618        35,480       33,906       29,367       25,134       25,421      22,582
                              202,009       177,834       152,248      141,037      139,085      142,019      108,078      98,067
Inter-segment sales              (121)          (28)          (51)        (110)         (32)         (30)         (22)        (20)
Consolidated net sales       $201,888      $177,806      $152,197     $140,927     $139,053     $141,989     $108,056     $98,047

Operating Profit From
  Continuing Operations



                                          -81-
Coatings Group                 $8,738        $7,053        $3,973       $1,895       $5,640      $10,533       $7,546      $9,328
Consumer Products Group         5,533         5,524         4,323        4,502        2,884        3,384        3,732       3,113
                               14,271        12,577         8,296        6,397        8,524       13,917       11,278      12,441
Corporate expenses-net         (3,618)       (4,417)       (4,611)      (3,931)      (3,284)      (2,695)      (2,705)     (2,432)
Interest expense               (1,188)         (991)         (703)      (1,026)      (1,475)      (1,267)        (419)       (216)
Costs of pooling of
  interests                                    (529)
Investment income                 374           376           372          425          425          344          201         198

Income from continuing
  operations before
  income taxes                 $9,839        $7,016        $3,354       $1,865       $4,190      $10,299       $8,355      $9,991

Identifiable Assets

Coatings Group               $102,593       $66,642       $56,141      $53,980      $55,842      $58,467      $49,570     $30,485
Consumer Products
  Group                        25,475        20,092        16,165       16,079       14,768       13,284       10,960       9,892
Corporate                       8,984        10,220        11,188        9,718        8,218        6,730        4,524       5,625
Discontinued operations      ________       _______       _______      _______       15,241       12,840        9,458       9,209
Total                        $137,052       $96,954       $83,494      $79,777      $94,069      $91,321      $74,512     $55,211
































                           -82-
                  PERTINENT BUSINESS AND FINANCIAL INFORMATION


GENERAL DEVELOPMENT OF THE BUSINESS

During 1994, the Company purchased Moline Paint Manufacturing Co., an industrial coatings manufacturer focusing on the agricultural/construction equipment and general industrial markets. In addition, the Company acquired the rights to market certain Bio Zapp paint odor elminator products as well as signed a definitive agreement to purchase the business and certain assets of Soil Shield International, Inc., a producer and distributor of retail-applied fabric protection products.

During 1993, the Company purchased Atlanta Sundries, Inc., the maker of Goof-Off, a latex paint remover, and the liquid industrial coatings business and certain assets of Mar-Lak Products Company. During 1992, the Company acquired in separate purchases the liquid industrial coatings businesses and certain assets of The Stulb Company and Reliable Coatings, Inc. The Company also acquired a small franchise organization in the United Kingdom during 1992. For additional information regarding acquisitions, see Note 2 to the Consolidated Financial Statements.

During 1991, the Company sold its contract aerosol packaging plant and discontinued the operation of its Solidex solid-surface business.

NARRATIVE DESCRIPTION OF THE BUSINESS

Industry Segments
The Company operates in two primary industries: Coatings and Consumer Products. Financial information for each of the Company's segments is presented on pages 81-82 of this report and in Note 14 to the Consolidated Financial Statements.

Principal Products
Coatings Group
The Company was founded in 1915 in the coatings manufacturing business, which remains the Company's most significant industry segment. In 1994, Coatings Group revenues accounted for 77% of the Company's total sales. This Group develops and produces industrial coatings primarily for sale to manufacturers of wood and metal products. Coatings products include paints, varnishes, enamels and lacquers which are used to finish wood household furniture, metal office furniture, appliances, agricultural/construction equipment, wood paneling, kitchen cabinets and a variety of other products. Coatings are sold primarily to durable goods manufacturers. Additionally, the Group manufactures resins for internal use and for external sales.

Consumer Products Group
The Company's Consumer Products Group markets and distributes a broad line of home care products such as One-Wipe and Mighty Duster(registered trademark) Dust Cloths, One-Wipe Bathroom Cleaner, Guardsman Furniture Polish, Afta Cleaning Products, Fabri-Coate Fabric Protection Products,


                           -83-
Mister Plumber Drain Opener, Scrunge(registered trademark) Scrubber Sponges, Chip Clip Products and Goof-Off Latex Paint Remover. In addition, this Group manufactures and distributes a variety of proprietary after-market automotive maintenance products and industrial lubricants.

New Products
The Company's Coatings and Consumer Products Groups are engaged in research and development on several products not yet in the production stage. New product introductions have not required the investment of a material amount of total Company assets. See the discussion of research and development expenditures on page 85 for additional information.

Raw Materials
Raw materials are procured from a number of suppliers, chiefly by purchase from domestic sources. Many of the raw materials used in the Company's coatings business are derived from petroleum. All of these materials are generally available on the open market, although prices and availability are subject to fluctuation from time to time. Despite incurring cost increases related to petroleum sensitive raw materials during 1990 and in early 1991, the Company has not experienced any significant difficulty in obtaining raw materials.

Patents and Trademarks
Company trademarks or trade names include, but are not limited to, Guardsman, One-Wipe, Fabri-Coate, Carpet Guard(registered trademark), Heritage, Afta, Dri-Slide(registered trademark), Mister Plumber, Enviro+Plus, Chip Clip, Scrunge, Goof-Off, Guardsman WoodPro (trademark) and Company Logo. From time to time, the Company will and has sought patent protection on inventions deemed significant.

Seasonality
The Company does not experience significant seasonal fluctuations in the industries in which it operates.

Working Capital
The practices of the Company and the industries in which it operates do not create any unusual working capital requirements that would be material to an understanding of the business taken as a whole.

Customers
In the opinion of management, the loss of any single customer, or group of a few customers, would not have a materially adverse affect on the Company.

Backlog
There is no information concerning the Company's sales backlog which would be material to an understanding of the business as a whole or the Company's industry segments.

Government Contracts
The Company has no material government contracts in either industry segment.



                           -84-
Competition
In the United States and Canada there are numerous manufacturers of industrial coatings and resins. The industry is very competitive and includes national and small regional firms. While Guardsman is among the largest manufacturers of industrial coatings in North America, some of the Company's competitors have greater financial resources than the Company. Price competition is keen and, among the larger manufacturers, competitive advantage depends upon the manufacturer's ability to purchase the necessary raw materials in economic quantities, to keep pace with technological developments, to develop industrial coatings meeting the specific and changing requirements of a variety of customers, to adhere to strict quality control standards in manufacturing and to make timely deliveries.

The Consumer Products industry in which the Company operates is also extremely competitive. There are numerous competitors, many of which have greater financial resources than the Company, and no one competitor nor any small number of competitors is dominant. The principal methods of competition in this industry are price, quality, performance and service.

Research and Development
Guardsman devotes significant effort and financial resources to company-sponsored research and development, primarily within the Coatings
Group.   The Company's research and development has been responsible for continuing refinements in the quality of its wood and metal coatings, advances in technology that lower emissions into the atmosphere from customers' production processes and refinement and development of new products for the Coatings and Consumer Products Groups. The Company spent $6.9 million for research and development in 1994, $5.9 million in 1993 and $5.5 million in 1992. Within the Coatings Group, research and development expenditures amounted to 4.4% of net sales in 1994, 4.3% in 1993 and 4.5% in 1992.

Environmental Regulations
Compliance with federal, state and local laws and regulations governing discharges into the environment is not expected to have a material effect upon the capital expenditures and competitive position of the Company. For additional information regarding the effect of environmental obligations on results of operations and financial position, see Note 9 to the Consolidated Financial Statements.

Foreign Operations
While the Company maintains foreign operations in Canada and the United Kingdom, there are no unusual risks attendant to these operations and neither of the Company's industry segments are primarily dependent upon such operations.

Properties
The following table shows the location and floor space of the principal plants owned by the Company. Also included is the industry segment in which each plant is primarily utilized. Each plant contains facilities for manufacturing, research, warehousing and office space. The Company also leases administrative office space as well as warehouse space in various locations throughout North America and the United Kingdom.

                             Floor Space in
           Location            Square Feet        Industry Segment
        ____________________________________________________________
       Grand Rapids, MI          231,500          Coatings
       Moline, IL                 76,400          Coatings
       Cornwall, ONT, Canada      68,000          Coatings
       High Point, NC             59,400          Coatings
       Rocky Hill, CT             57,100          Coatings
       South Gate, CA             40,900          Coatings
       Little Rock, AR            32,400          Coatings
       Seattle, WA                29,500          Coatings
       Tulsa, OK                  28,200          Coatings
       Fremont, MI                10,000          Consumer Products

Legal Proceedings
The Company is involved in legal proceedings and litigation arising in the ordinary course of business. In the opinion of management, the outcome of such proceedings and litigation currently pending will not materially affect the Company's consolidated financial statements. Guardsman is also subject to existing and evolving standards related to the protection of the environment. See Note 9 to the Consolidated Financial Statements for additional information.

Market Price Of The Company's Common Stock And Related Stockholder Matters The Company's common stock is traded on the New York Stock Exchange. The low and high sales prices for the Company's common stock and dividends paid by quarter for the last two fiscal years appear on page 115 of this report.

                                         Approximate Number
        Title of Class                    of Record Holders
Common Stock, $1.00 Par Value . . . . . .       1,780
Preferred Stock, $1.00 Par Value  . . . .       None

Executive Officers of the Company
The following table shows the name, age and position for each executive officer of the Company during 1994, with the addition of Henry H. Graham, Jr. effective January 1995. The officers are elected to serve until the Board of Directors' meeting immediately following the next Annual Meeting of Stockholders. Each person has served as an officer since the date indicated. The principal occupation and employment of each officer with the Company is also set forth below.





Name                       Age   Positions and                Office(s)
                                 Office(s)                    Held Since
Charles E. Bennett         48    President,                   1985 <F1>
                                 Chief Executive Officer
                                 and Director

Edward D. Corlett          41    Vice President,              1990 <F2>
                                 Metal Coatings Group

Henry H. Graham, Jr.       44    Vice President of Finance,   1995 <F3>
                                 Chief Financial Officer
                                 and Treasurer

Everette L. Martin         59    Vice President,              1992 <F4>
                                 Wood Coatings Group

Keith C. Vander Hyde, Jr.  37    Vice President,              1992 <F5>
                                 Consumer Products Group

<F1>  Mr. Bennett was elected President and Chief Executive Officer effective January 1, 1993. He served as President and Chief Operating Officer from 1990 to 1992 and has served on the Board of Directors since 1989. He was Vice President-Finance, Treasurer and Secretary from 1988 to 1989. In addition, he was Vice President-Coatings Group from 1985 to 1988. He served as a Group Officer in the capacity of Vice President-West Coast Operations from 1983 to 1985 and was the Company's Corporate Controller from 1980 to 1983.

<F2>  Mr. Corlett was elected Corporate Vice President, Metal Coatings
Group in 1994. He served as Chief Financial Officer from 1991 to 1994 and Vice President, Secretary and Treasurer from 1990 to 1994. He joined the Company as Director of Finance in 1988.

<F3>  Mr. Graham joined the Company as Vice President of Finance, Chief
Financial Officer and Treasurer in January 1995.

<F4>  Mr. Martin was elected Corporate Vice President, Wood Coatings
Group in 1994. He served as Corporate Vice President, Coatings Group from 1992 to 1994. He also served as Vice President/General Sales Manager, Wood Coatings from 1991 to 1992; Coatings Group Director of Sales, Eastern Region from 1990 to 1991; and General Manager - High Point, North Carolina Division from 1982 to 1990.

<F5>  Mr. Vander Hyde, Jr. was elected Corporate Vice President,
Consumer Products Group in 1992. He served as Vice President, Consumer Products Group from 1989 to 1992 and Vice President, International Operations in 1989. In addition, he served as Director of International Development from 1988 to 1989 and as Manager of International Operations from 1986 to 1988.

Consolidated Balance Sheets

December 31 (In Thousands, Except Share Amounts)           1994            1993
Assets

Current assets
  Cash and cash equivalents                             $  5,630        $ 4,472
  Accounts receivable, less allowances                    29,517         23,289
  Inventories                                             31,324         22,893
  Deferred income taxes                                    1,866          1,642
  Other current assets                                     5,224          4,725
Total current assets                                      73,561         57,021


Property, plant and equipment - net                       27,977         22,284

Goodwill, less accumulated amortization
  of $3,251 in 1994 and $2,657 in 1993                    20,336          7,828

Other intangibles, less accumulated amortization
  of $5,374 in 1994 and $4,003 in 1993                    12,587          6,473

Deferred income taxes                                                     1,405

Other assets                                               2,591          1,943
                                                        $137,052        $96,954
























Consolidated Balance Sheets


December 31 (In Thousands, Except Share Amounts)           1994            1993
Liabilities and Stockholders' Equity

Current liabilities
  Accounts payable                                      $ 19,286        $16,102
  Accrued compensation                                     4,142          1,858
  Other accrued expenses                                   7,157          4,627
  Income taxes                                               510            553
  Current maturities of long-term debt                        93             85
Total current liabilities                                 31,188         23,225

Long-term debt                                            27,805         19,013

Deferred compensation and pension costs                    7,041          5,447

Other liabilities                                          6,592          3,907

Stockholders' equity
  Preferred stock, $1 par value, terms to be
    determined when issued - authorized and
    unissued - 1,000,000 shares
  Common stock, $1 par value
    authorized - 15,000,000 shares
    issued and outstanding - 9,482,199
    shares in 1994, 7,913,121 shares
    in 1993                                                9,482          7,913
  Additional paid-in capital                              46,560         31,737
  Retained earnings                                        9,949          6,894
  Cumulative translation adjustments                      (1,565)        (1,182)
Total stockholders' equity                                64,426         45,362

                                                        $137,052        $96,954












    The accompanying notes are an integral part of these financial statements.


Consolidated Statements of Income


Year ended December 31 (In Thousands,
Except Per Share Amounts)                        1994         1993       1992
Net sales                                      $201,888    $177,806    $152,197
Cost of sales                                   132,984     116,943     102,917
                                                 68,904      60,863      49,280
Selling, general and administrative
  expenses                                       58,251      52,703      45,595
Interest expense                                  1,188         991         703
Costs of pooling of interests transaction                       529
Investment income                                  (374)       (376)       (372)
Income from continuing operations
  before income taxes and cumulative effect
  of change in accounting principle               9,839       7,016       3,354
Income taxes                                      3,936       2,495       1,376
Income from continuing operations
  before cumulative effect of change
  in accounting principle                          5,903       4,521      1,978
Cumulative effect of change
  in accounting principle                                       150
Net income                                     $  5,903    $  4,671    $  1,978


Income per common share:
Before cumulative effect of change in
     accounting principle                      $    .70    $    .58    $    .27
Cumulative effect of change
     in accounting principle                       ____         .02        ____
Net income                                     $    .70    $    .60    $    .27



















Consolidated Statements of Stockholders' Equity



                                                     Additional                Cumulative
                                           Common     paid-in      Retained    translation
(In Thousands, Except Per Share Amounts)    stock     capital      earnings    adjustments
Balance at December 31, 1991               $7,389     $30,480       $ 5,596      $   537

Net income for 1992                                                   1,978
Cash dividends - $.41 per share                                      (3,048)
Stock issued under employee
  and stockholder plans                        64         559           (89)
Foreign currency translation                _____       _____         _____       (1,266)
Balance at December 31, 1992                7,453      31,039         4,437         (729)

Net income for 1993                                                   4,671
Cash dividends - $.32 per share                                      (2,400)
Stock issued under employee
  and stockholder plans                       101       1,057          (223)
Stock issued for business acquired
  under pooling of interests                  359        (359)          409
Foreign currency translation                _____       _____         _____         (453)
Balance at December 31, 1993                7,913      31,737         6,894       (1,182)

Net income for 1994                                                   5,903
Cash dividends - $.32 per share                                      (2,787)
Stock issued under employee
  and stockholder plans                        69         663           (61)
Stock issued for business acquired          1,500      14,160
Foreign currency translation                _____       _____         _____         (383)
Balance at December 31, 1994               $9,482     $46,560       $ 9,949      $(1,565)















    The accompanying notes are an integral part of these financial statements.


Consolidated Statements of Cash Flows


Year ended December 31 (In Thousands)                  1994        1993       1992
Operations
  Net income                                         $ 5,903     $ 4,671    $ 1,978
  Adjustments to reconcile net income
     to cash provided by operations
     Depreciation and amortization                     5,489       4,674      3,647
     Deferred income taxes (credits)                    (634)       (864)       171
     Deferred compensation and pension costs             804         575        (73)
     Other - net                                         518         720        325
     Changes in certain working capital items
       Accounts receivable                            (2,101)     (3,630)    (1,128)
       Inventories                                    (4,373)     (3,282)       362
       Other current assets                             (231)        693       (903)
       Accounts payable                                1,171       2,880      1,433
       Accrued expenses                                   44         250       (367)
Cash provided by operations                            6,590       6,687      5,445


Investing Activities
  Purchase of businesses                              (5,712)     (3,359)    (4,403)
  Additions to property, plant and equipment          (3,410)     (3,230)    (1,574)
  Proceeds from sale of fixed assets                                            329
  Other - net                                            141        (803)    (1,190)
Cash used by investing activities                     (8,981)     (7,392)    (6,838)

Financing Activities
  Cash dividends paid                                 (2,787)     (2,400)    (3,048)
  Proceeds from revolving lines of credit and
     other long-term debt                             38,586      34,437     40,900
  Payments on revolving lines of credit and
     other long-term debt                            (32,891)    (30,429)   (36,591)
  Stock issued under employee and
    stockholder plans                                    671         935        534
Cash provided by financing activities                  3,579       2,543      1,795

Effect of foreign currency rate changes on cash          (30)       (208)      (562)
Increase (decrease) in cash and cash equivalents       1,158       1,630       (160)
Cash and cash equivalents at beginning of year         4,472       2,842      3,002
Cash and cash equivalents at end of year             $ 5,630     $ 4,472    $ 2,842

    The accompanying notes are an integral part of these financial statements.






                           -92-
                             GUARDSMAN PRODUCTS, INC.

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1

Summary of Significant Accounting Policies

Principles of Consolidation and Foreign Exchange

The consolidated financial statements include the accounts of Guardsman Products, Inc. and its wholly-owned subsidiaries (Guardsman or the Company). All significant intercompany transactions and accounts are eliminated.

Assets and liabilities of foreign subsidiaries are translated into U.S. dollars at exchange rates in effect at the end of the year. The unrealized gains or losses that result from this process are shown in the cumulative translation adjustments section of stockholders' equity. Revenues and expenses are translated using average exchange rates that prevailed during the year.

Financial Statement Reclassification and Presentation

Certain reclassifications have been made to prior years' financial statements to conform to the 1994 presentation.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents are recorded at cost, which approximates current market value.

Income Taxes

Income taxes are based on income reported for financial statement purposes. At December 31, 1994 and 1993, deferred income tax balances represent the tax effect of temporary differences between the financial reporting basis and the tax basis of certain assets and liabilities. In 1992, the provision for deferred income taxes represented the tax effect of income and expense items reported in one period for financial statement purposes and in another period for tax reporting purposes.

Research and Development

Research and development expenditures, primarily in the Coatings Group, are charged to income as incurred. Research and development expenditures amounted to $6,860,000 in 1994, $5,932,000 in 1993 and $5,521,000 in 1992.

Goodwill and Other Intangible Assets

Goodwill represents the amount by which the cost of businesses purchased exceeds the fair value of the net assets acquired. Goodwill and other intangible assets


                           -93-
are amortized over periods ranging from 5 to 40 years using the straight-line method. The Company continually evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of goodwill and other intangible assets may warrant revision or that the remaining balance may not be recoverable. When factors indicate that the asset should be evaluated for possible impairment, the Company uses an estimate of the related business segment's undiscounted net cash flows over the remaining life of the asset in measuring whether the asset is recoverable. Such adjustments were not significant in 1994, 1993 and 1992. Other intangible assets in the accompanying balance sheet include, among other things, formulas totaling $9,928,000 and $2,746,000 at December 31, 1994 and 1993, respectively.

Income per Common Share

Income per common share is based on the weighted average number of shares of common stock outstanding. Shares available for purchase under stock incentive plans are not reflected in the computation of income per common share since the effect would not be material.


NOTE 2

Acquisitions of Businesses

On August 31, 1994, the Company purchased 100% of the stock of Moline Paint Manufacturing Co. (Moline). The consideration for the stock of Moline included
1.5 million shares of Guardsman Common Stock valued at $10.44 per share, approximately $6,000,000 in cash and the assumption of approximately $3,100,000 in outstanding debt of Moline. Moline is an industrial coatings manufacturer focusing on the agricultural/construction equipment and general industrial markets. Management intends to continue Moline's operations along substantially the same lines of business.

The purchase agreement provides for certain contingent payments including a contingent adjustment for stock price. In the event that the price of Guardsman Common Stock does not equal or exceed $18 per share during the four year period subsequent to the acquisition date, based on the highest trading price on any twenty days during this period, then Guardsman shall pay the sellers the difference between the highest trading price, as defined, and $18 per share multiplied by the 1.5 million shares issued pursuant to the acquisition.

In addition, the sellers entered into non-competition agreements valued at $5,013,664, which represents the present value discounted at 7.75% of payments totaling $7,678,800 to be paid over a period of twelve years. The Company will recognize the cost ratably over the term of the agreements.

The acquisition of Moline was accounted for as a purchase. Accordingly, the purchase price was allocated to the net assets acquired based upon their estimated fair market values. The excess of the purchase price over the estimated fair value of net assets acquired amounted to approximately $13 million, which has been accounted for as goodwill and is being amortized over 40 years using the straight line method. This allocation was based on preliminary estimates and may be revised at a later date.

                           -94-
The accompanying consolidated statements of income reflect the operating results of Moline since the effective date of the acquisition. Pro forma unaudited consolidated operating results of the Company and Moline for the years ended December 31, 1994 and 1993, assuming the acquisition had been made as of January 1, 1994 and 1993, are summarized below:

                                         1994       1993
Net sales                             $227,346    $210,150
Net income                               4,656       4,680
Earnings per share                         .49         .50

These pro forma results have been prepared for comparative purposes only and include certain adjustments such as additional depreciation expense as a result of a step-up in the basis of fixed assets, additional amortization expense as a result of goodwill and other intangible assets and increased interest expense on acquisition debt. They do not purport to be indicative of the results of operations which actually would have resulted had the combination been in effect on January 1, 1994, and 1993 or of future results of operations of the consolidated entities.

During 1994, the Company also acquired the rights to market certain Bio Zapp
paint odor eliminator products.   The acquisition of these rights did not have a
material effect on Guardsman's financial statements. In addition, the Company signed a definitive agreement to purchase the business and certain assets of Soil Shield International, Inc., a producer and distributor of retail-applied fabric protection products. The acquisition of Soil Shield, which is scheduled to become effective on January 30, 1995, is not expected to have a material effect on Guardsman's future results of operations or financial position.

In December 1993, the Company exchanged approximately 359,000 shares of its common stock valued at $15 per share for all the outstanding shares of Atlanta Sundries, Inc., the maker of Goof Off latex paint remover and other related consumer products. The acquisition was accounted for as a pooling of interests.

Since the acquisition did not have a material effect on periods prior to 1993, they have not been restated.

The Company purchased the coatings business and certain assets from Mar-Lak Products Company, which was located near Los Angeles, California, in April 1993.

The business involves the manufacture and sale of distributor trade sales lacquers and general industrial wood coatings. The Company is servicing the former Mar-Lak customers from its existing facilities.

In 1992, the Company purchased the industrial coatings businesses and certain assets of The Stulb Company of Allentown, Pennsylvania and Reliable Coatings, Inc. of Jackson, Tennessee. The businesses involve the manufacture and sale of general industrial, high-solids and other metal coatings. Manufacturing of these products was moved to the Company's existing manufacturing facilities.

                           -95-
The Company also acquired, in late October 1992, a franchise organization specializing in furnishings, upholstery and carpet cleaning in the United Kingdom.

Except for Atlanta Sundries, Inc., these acquisitions have been accounted for as purchases, and accordingly, the results of operations of the acquired businesses have been included in the Consolidated Statements of Income since the effective dates of the respective acquisitions. The Company's aggregate acquisition cost for these businesses totaled $3,359,000 in 1993 and $4,403,000 in 1992. Financing for the acquisitions was provided by cash flows from operations and long-term borrowings under the Company's revolving lines of credit.


NOTE 3

Accounts Receivable Allowances

Details of the accounts receivable allowances are as follows (in thousands):

                                                                Doubtful
                     Balance at            Additions            accounts
                      beginning            charged to           charged to         Balance at
                       of year         costs and expenses       allowance          end of year
1994                   $859                   $329                $380                $808
1993                    514                    629                 284                 859
1992                    762                    270                 518                 514


NOTE 4

Inventories

Inventories are stated at the lower of cost or market, using the first-in, first-out method, except for approximately 14% of raw materials and 14% of finished products, which are valued at the lower of cost, determined by the last-in, first-out (LIFO) method, or market. The use of the LIFO method did not have a material effect on inventory.

Inventories are summarized below (in thousands):
                                                December 31

                                            1994          1993
Finished products                          $16,680       $11,572
Raw materials and work in process           14,644        11,321
                                           $31,324       $22,893

                           -96-

NOTE 5

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation of plant and equipment is provided on the straight-line method based upon the estimated useful lives of the assets as follows: buildings, 10 to 40 years and machinery and equipment, 3 to 20 years.

Property, plant and equipment is summarized below (in thousands):
                                                  December 31

                                              1994          1993
Land                                        $ 2,559       $ 1,619
Buildings                                    15,920        14,354
Machinery and equipment                      27,469        22,556
Construction in progress                        718           242
                                             46,666        38,771
Less accumulated depreciation                18,689        16,487
                                            $27,977       $22,284

Depreciation expense was $2,840,000 in 1994, $2,602,000 in 1993 and $2,264,000
in 1992.


NOTE 6

Income Taxes

Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109 (SFAS No. 109), "Accounting for Income Taxes." SFAS No. 109 required companies to change the method of accounting for income taxes from the deferred method to the liability method. Under the new method, the benefit of certain tax credits and carryforwards has been recognized as of the date of adoption as opposed to the previous method which recognized these benefits at the time they were actually realized. This change resulted in a one-time additional net tax benefit of $150,000 or $.02 per share at January 1, 1993. This benefit is recorded under the caption "Cumulative Effect of Change in Accounting Principle" in the accompanying Consolidated Statements of Income.











                           -97-
The provision for income taxes attributable to continuing operations is summarized below (in thousands):

                                        1994       1993        1992
Currently payable:
          Federal                     $ 3,048     $1,986     $  773
          State                           481        418         94
          Foreign                       1,127        670        338
                                        4,656      3,074      1,205

Deferred expense (credit):
Federal                                  (624)      (615)       153
State                                     (88)       (70)        18
Foreign                                    (8)       106       ____
                                         (720)      (579)       171
Total                                 $ 3,936     $2,495     $1,376

The components of income before income taxes are (in thousands):
                                        1994       1993       1992
Domestic                               $7,259     $4,732     $2,450
Foreign                                 2,580      2,284        904
                                       $9,839     $7,016     $3,354

A reconciliation of income taxes attributable to continuing operations calculated at the applicable federal statutory rate of 34% to the provision for income taxes follows (in thousands):

                                                       1994         1993         1992
Tax at federal statutory rate                        $ 3,345      $ 2,385      $ 1,140
Adjustments to taxes at statutory rate:
  State income taxes, net of
    federal income tax reduction                         259          249           74
  Nondeductible losses of subsidiaries
    and other investments                                             109          193
  Benefit of tax deduction from U.S. subsidiary                      (417)
  Nondeductible amortization of intangible assets        215          200          196
  Utilization of foreign operating
    loss carryforwards                                                            (205)
  Other                                                  117          (31)         (22)
Income taxes                                         $ 3,936      $ 2,495      $ 1,376

Effective income tax rate                              40.0%        35.6%        41.0%

                                          -98-
The following represents the components of deferred tax assets and liabilities at December 31, 1994 and 1993 (in thousands):

                                                        1994         1993
Deferred tax assets:
  Deferred compensation and pension costs             $2,626        $2,004
  Environmental obligations                            1,775           795
  Reserves for self-insured losses                       656           465
  Inventory valuation reserves                           646           500
  Intangible assets                                      468
  Warranty reserves                                      427           398
  Reserves for discontinued operations                                 425
  Other items                                            816           601
Total deferred tax assets                              7,414         5,188

Deferred tax liabilities:
  Basis difference in acquired assets                  2,975
  Property, plant and equipment                        2,499         2,036
  Other items                                             74           105
Total deferred tax liabilities                         5,548         2,141

Net deferred tax assets                               $1,866        $3,047

The components of the deferred income tax provision for the year ended December 31, 1992 are set forth below (in thousands):

                                                             1992
Depreciation                                                 $(12)
Deferred compensation                                          86
Environmental and legal obligations                            19
Inventory valuations                                           (9)
Charges against reserves for discontinued operations          178
Other                                                         (91)
Total expense                                                $171

Income and remittance taxes have not been recorded on $3.72 million of undistributed earnings of foreign subsidiaries, either because any taxes on dividends would be offset substantially by foreign tax credits or because the Company considers these earnings indefinitely reinvested in the foreign operations. For those earnings which are indefinitely reinvested, it is not practical to determine the amount of additional tax liabilities that would be incurred if such earnings were repatriated.

Income tax payments, net of refunds, amounted to $5,535,000, $3,050,000 and $1,343,000 in 1994, 1993 and 1992, respectively.

                                          -99-
NOTE 7

Credit Arrangements and Long-Term Debt

The Company has two short-term revolving credit agreements. The Company may borrow up to $5 million under a domestic agreement at substantially the same rates available under the long-term revolving lines of credit discussed below. The Company's Canadian subsidiary has an operating credit facility which permits borrowings up to $1,500,000 Canadian at the same rates available under the Canadian long-term facility described below. There were no amounts outstanding under these agreements during 1994, 1993 and 1992.

The Company has three revolving credit agreements which are classified as long-term. During 1994, the Company increased its available long-term borrowings under two domestic revolving lines of credit, which expire in June and July 1997, from $25 million to $40 million. The interest rate options generally utilized by the Company under the agreements include 5/8% over the Federal Funds Rate and transaction rates, which are determined at the date of borrowing on balances which mature in one to twenty-nine days. A revolving term credit arrangement through the Canadian subsidiary, which expires January 1, 1997, provides for borrowings up to $1,500,000 Canadian at the prime interest rate, Base Rate Canada or 3/4% above London Interbank Offered Rate (LIBOR).

Long-term debt consisted of the following at December 31 (in thousands):

                                               1994        1993
Revolving lines of credit                    $27,700     $18,800
Other long-term debt                             198         298
                                              27,898      19,098
Less current maturities                           93          85
Long-term debt                               $27,805     $19,013

Maturities of long-term debt during the next five years are set forth below (in thousands):

                            1995                            $93
                            1996                             49
                            1997                         27,736
                            1998                             20
                            1999                              0

The debt agreements include certain restrictive covenants with which the Company was in compliance throughout the year. At December 31, 1994, $14,898,000 of stockholders' equity was available for payment of cash dividends and redemption of capital stock as provided by the debt agreements.

                                         -100-
During 1989, the Company entered into an interest rate swap agreement to reduce the impact of changes in interest rates on its floating rate long-term debt. This agreement effectively changed the interest rate on $3,000,000 of the Company's floating rate notes to a fixed 9.36%. In January 1994, this arrangement was replaced at no cost to the Company by a new interest rate swap agreement. Under the terms of the new agreement, which has a notional amount of $6,000,000 and an expiration date of January 1999, the Company pays a fixed rate of 5.74% and receives a floating rate based on LIBOR. The counterparties to these agreements are high credit quality financial institutions.

Payments of interest due under the Company's borrowings amounted to $1,174,000 in 1994, $978,000 in 1993 and $750,000 in 1992.

NOTE 8

Leases

The Company has noncancelable operating leases covering certain machinery and equipment, automobiles and buildings which expire at various dates through 1999. Certain leases contain purchase and renewal options.


Rental expense under all operating leases was $1,529,000, $1,349,000 and $1,116,000 in 1994, 1993 and 1992, respectively. At December 31, 1994, future minimum rental payments under noncancelable operating leases are due as follows (in thousands):

               1995                $  988
               1996                   568
               1997                   473
               1998                   442
               1999                   423
               Thereafter               7
               Total               $2,901

NOTE 9

Contingencies

Like other companies in its industry, Guardsman is subject to existing and evolving standards related to the protection of the environment. As a result, it is the Company's policy to establish reserves for site restoration costs and related claims where it is probable a liability exists and the amount can be reasonably estimated. These reserves are adjusted as information becomes available upon which a more accurate estimate of eventual costs can be made. Such estimates are subject to numerous variables, the effects of which are difficult to measure, including the stage of the investigations, the nature of potential remedies, the joint and several liability with other potentially


                                         -101-
responsible parties, availability of insurance and government funds and other issues. Accordingly, the ultimate cost of these matters cannot be determined at this time and may not be resolved for a number of years. The net reserves of $4,765,000, of which $640,000 and $4,125,000 are included in other accrued expenses and other liabilities, respectively, at December 31, 1994, represent the Company's best estimate of probable exposures at this time. The net reserves include approximately $2,100,000 for estimated environmental liabilities of Moline which were assumed by Guardsman. Based upon information currently available, it is not anticipated that the outcome of these environmental matters will materially affect the Company's consolidated financial position. The ultimate effect of these matters on the Company's results of operations cannot be predicted because any such effect depends on the amount and timing of charges to operations resulting from new information as it becomes available.

Approximately $416,000 is included as an offset to these net reserves at December 31, 1994. This amount represents estimated reimbursements from a state government agency for costs expended and to be expended for site restoration of an area formerly containing underground storage tanks.

The Company is also involved in legal proceedings and litigation arising in the ordinary course of business. In the opinion of management, the outcome of such proceedings and litigation currently pending will not materially affect the Company's consolidated financial statements.


NOTE 10

Pension Plans

The Company has four noncontributory primary defined benefit pension plans covering substantially all of its employees. A plan covering non-union employees provides pension benefits based upon a retiree's earnings of the five consecutive calendar years during employment in which the retiree received the highest level of compensation. Plans covering union employees provide pension benefits at stated amounts for each year of service. The Company's policy is to fund the minimum actuarially computed annual contribution required under ERISA.

Effective with the acquisition of Moline, the Company assumed sponsorship of a defined benefit pension plan covering substantially all employees of Moline, whose plan assets exceed accumulated plan benefits.













                                         -102-
The following table sets forth the funded status and amounts recognized in the Consolidated Balance Sheets for the Company's primary defined benefit pension plans at December 31.

                                                     1994                 1993

                                           Plans whose   Plan whose    Plan whose
                                          assets exceed  accumulated  assets exceed
                                           accumulated    benefits     accumulated
                                             benefits   exceed assets   benefits
Pension assets at fair value                 $20,076        $3,287        $24,120
Actuarial present value of accumulated
   plan benefits:
     Vested                                   14,931         3,740         17,009
     Non-vested                                  715            97          1,017
                                              15,646         3,837         18,026

Effect of estimated future increases in
   compensation                                5,506         _____          3,723

Projected benefit obligation of service
   rendered to date                           21,152         3,837         21,749

Plan assets in excess of (less than)
   projected benefit obligation               (1,076)         (550)         2,371
Accrued pension costs
   recognized
   in the balance sheet                        5,199           208          3,507
Adjustment to recognize minimum
   liability                                   _____           342          _____
Unrecognized net pension assets              $ 4,123        $    0        $ 5,878



















                          -103-

                                                     1994                 1993

                                           Plans whose   Plan whose    Plan whose
                                          assets exceed  accumulated  assets exceed
                                           accumulated    benefits     accumulated
                                             benefits   exceed assets    benefits

Components of unrecognized net pension
assets:

Net experience gains                         $ 4,644        $  438        $ 7,122
Transition assets (liabilities)                  333          (187)           153
Prior service costs                             (854)         (593)        (1,397)
Adjustment to recognize minimum
  liability                                    _____           342          _____
                                             $ 4,123        $    0        $ 5,878

At December 31, 1994, plan assets of the four primary defined benefit plans were invested in listed common stocks (48%), fixed income securities (33%), Guardsman common stock (10%) with a market value of $2,271,000, life insurance contracts (3%) and short-term investments (6%).

In addition to the four primary defined benefit pension plans, the Company also has a supplemental executive retirement plan (the SERP) and a directors' retirement plan, both of which are unfunded defined benefit plans. In addition, an unfunded pension restoration plan was adopted in 1994. The actuarial present value of accumulated plan benefits related to the Company's SERP, pension restoration plan and directors' retirement plan totaled $1,493,000 and $1,583,000 at December 31, 1994 and 1993, respectively. Accrued pension costs of $1,878,000 and $1,872,000 related to these three plans were recorded at December 31, 1994 and 1993, respectively.

The assumptions used in accounting for defined benefit plans for the three years presented are set forth below:

                                               1994          1993          1992
Weighted-average assumed discount rates        8.25%         7.75%         8.5%
Rates of compensation increase                  5.0%          5.0%         6.0%
Weighted-average expected long-term rate
  of return on plan assets                      8.5%          8.5%         8.5%

Guardsman also maintains defined contribution plans covering the employees of its Canadian and United Kingdom subsidiaries and a 401(k) plan for all of its non-bargaining domestic employees. The following is a summary of pension expense recognized by the Company (in thousands):

                          -104-

                                                      1994       1993        1992
Defined benefit plans:

          Service cost - benefits earned during
            the period                              $1,090     $ 945       $ 706
          Interest cost on projected benefit
            obligation                               1,950     1,805       1,703
          Actual loss (return) on plan assets        1,013    (2,698)       (383)
          Net amortization (deferral)               (3,244)      598      (1,725)
Net pension cost of defined benefit
  plans                                                809       650         301

Defined contribution plans                             198       146         125
Total pension expense                               $1,007     $ 796       $ 426

NOTE 11

Postretirement Benefits Other Than Pensions

Substantially all domestic employees of the Company, other than employees of Moline, are eligible upon retirement for certain healthcare and life insurance benefits. The postretirement healthcare plans are unfunded contributory plans and contain other cost-sharing features such as deductibles, life-time benefit limits and coinsurance.

The following table sets forth amounts recognized in the Consolidated Balance Sheets at December 31 (in thousands):

                                                           1994         1993
Actuarial present value of
   accumulated postretirement benefit obligation:
     Retirees                                            $1,277        $  960
     Fully eligible active participants                     572           435
     Other active participants                              154           132
Unfunded status                                           2,003         1,527
Unrecognized net transition obligation                   (1,286)       (1,357)
Unrecognized net loss                                      (436)          (76)
Accrued post retirement benefit cost                     $  281        $   94








                          -105-
The following is a summary of postretirement benefit cost recognized by the Company (in thousands):

                                                 1994             1993
Service cost                                      $ 19            $ 16
Interest cost                                      130             119
Net amortization                                    77              71
Net periodic postretirement benefit cost          $226            $206

During 1992, the cost of providing these benefits totaled approximately $83,000 and was recognized as an expense in the year the benefits were paid.

The transitional liability upon implementation of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" in 1993 of $1,430,000 is being accrued ratably over a 20 year period. The discount rate assumed in determining the actuarial value of the plans' postretirement benefit obligation was 8.25% at December 31, 1994 and 7.75% at December 31, 1993. The annual assumed rate of increase in the per capita cost of covered benefits, or healthcare cost trend rate, will be 11.5% in 1995, uniformly decreasing to 5.75% in 2003 and thereafter. A 1% increase in the assumed healthcare cost trend rate would not have a material effect on the postretirement benefit obligation or the periodic cost of the plans.

NOTE 12

Employee Incentive Plans

The Company's 1992 Employee Stock Purchase Plan provides eligible employees the option to purchase the Company's common stock at a price equal to 85% of the market price at the date of purchase. During 1994, the Board of Directors eliminated the limitation of 5,000 shares per quarter available for purchase under the plan.

The Company has set aside 519,923 shares of common stock under its 1984 Incentive Stock Option Plan for the grant of options to directors and key management employees. In addition, the Company has reserved 330,000 and 360,000 shares of common stock for granting of stock options to directors and key management employees under its 1988 and 1991 Stock Option Plans, respectively. Certain of these options qualify as nontaxable under the Internal Revenue Code.











                          -106-
Stock option activity under the various plans is presented below (in thousands, except per share amounts):


                                                     1994          1993          1992
Shares under Employee Stock Purchase Plan:

 Outstanding at beginning of year                       5            23            21
 Granted                                               19            20            21
 Exercised                                            (17)          (17)          (19)
 Cancelled                                                          (21)
 Outstanding and exercisable at
   end of year                                          7             5            23

 Available for grant at end of year                    66            85             5

Purchase price per share of options             $ 7.86 to     $10.31 to     $ 7.33 to
 exercised <FA>                                 $10.68        $13.81        $10.04

Market price per share of options               $ 9.25 to     $12.13 to     $ 8.63 to
 exercised <FA>                                 $12.56        $16.25        $11.81


                                                     1994          1993          1992

Shares under Performance Award Plan
and Stock Option Plans:

 Outstanding at beginning of year                     428           478           435
 Granted                                              205           125           126
 Exercised                                            (44)         (100)          (45)
 Terminated                                          (128)          (75)          (38)
 Outstanding at end of year                           461           428           478
 Exercisable at end of year                           386           401           406
 Available for grant at end of year                   243           385           435

Purchase price per share of options:
 Outstanding <FB>                               $ 9.13 to     $ 7.82 to     $ 7.82 to
                                                $14.75        $14.75        $14.75
 Exercised <FA>                                 $ 7.82 to     $ 8.28 to     $ 7.31 to
                                                $14.75        $14.75        $11.75

Market price per share of options               $11.50 to     $10.75 to     $10.25 to
 exercised <FA>                                 $16.50        $16.38        $13.50

<FA> At date of exercise.
<FB> Market value at date of grant.


                          -107-
In addition, 50,000 shares of common stock have been reserved for issuance under a one-time grant in November 1994 of stock options to the Chairman of the Board of the Company. These shares, which were granted at the fair market value of the stock at the date of grant, are exercisable ratably over a five year period.

The Company has a performance award plan under which performance award units may be granted to key management employees. Performance award units include a performance allotment expressed in dollars and options to purchase common stock. Performance allotments aggregating $353,000, $222,000 and $300,000 were granted under the plan in 1994, 1993 and 1992, respectively. Such allotments are payable in 1997, 1996 and 1995, respectively, if specified performance levels, measured in terms of income before income taxes, are achieved by the Company during the three year period subsequent to the grant.

Distributions, payable in cash, to key employees under various bonus plans are based primarily upon sales and income before income taxes. Expense incurred under the plans was $2,523,000, $1,928,000 and $1,147,000 for
1994, 1993 and 1992, respectively.

NOTE 13

Stock Rights Plan

On December 31, 1994, the Company had outstanding 9,482,199 Series A Preferred Stock Purchase Rights (Rights). The Rights were originally issued in August 1986 as a dividend to holders of the Company's common stock at the rate of one Right for each share of common stock outstanding. Each Right entitles the holder thereof, until August 27, 1996, to buy one one-hundredth (1/100) of a share of Series A Preferred Stock at an exercise price of $60.00. The exercise price and the number of shares of Series A Preferred Stock issuable upon the exercise of the Rights are subject to adjustment in certain cases to prevent dilution. The Rights are evidenced by common stock certificates and are not exercisable or transferable apart from the common stock until ten days after a person (exclusive of persons holding 20% or more of the Company's common stock on August 8, 1986) acquires 20% or more or makes a tender or exchange offer for 30% or more of the common stock. If, after a person acquires 20% or more of the common stock, the Company is acquired in a merger or other business combination transaction (including one in which the Company is the surviving corporation), or if certain other conditions are met, each Right will entitle its holder to purchase, at the then current exercise price of the Right, that number of shares of common stock of either the acquiring company or Guardsman, as the case may be, which at the time of such transaction would have a market value of two times the exercise price of the Right. The Rights do not have any voting rights and are redeemable, at the option of the Company, at a price of $0.05 per Right prior to any person acquiring beneficial ownership of at least 20% of the common stock. The Rights expire on August 27, 1996. So long as the Rights are not separately transferable, the Company will issue one Right with each new share of common stock issued.


                          -108-
NOTE 14

Business Segments and Foreign Operations

The Company operates in two industries, Coatings and Consumer Products. Coatings involves the production and distribution of industrial paints, varnishes, enamels and lacquers primarily for sale to manufacturers of wood and metal products. Additionally, the Group manufactures resins for internal use and external sales. Consumer Products includes the distribution of furniture polishes, wood treatments, dust cloths, cleaning fluids, paint sundries and other household products to retailers. Consumer Products also manufactures and distributes a variety of proprietary after-market automotive maintenance products and industrial lubricants.


As summarized in the segment information below and on pages 81-82, identifiable assets are those assets that are used by each of the Company's industry segments and foreign operations presented. Capital expenditures exclude the cost of capital assets acquired in business combinations. Corporate assets are principally cash, marketable securities, prepaid expenses, deferred income tax assets and corporate fixed assets. Operating profit does not include general corporate expenses, interest expense and income taxes. Sales between segments are at cost plus a small percentage markup.


Business segment financial information follows (in thousands):

                                            1994        1993        1992
Capital expenditures

 Coatings                                  $2,686      $2,582      $  916
 Consumer Products                            627         622         512
 Corporate                                     97          26         146
                                           $3,410      $3,230      $1,574

Depreciation and amortization

 Coatings                                  $4,350      $3,428      $2,548
 Consumer Products                            982       1,068         923
 Corporate                                    157         178         176
                                           $5,489      $4,674      $3,647









                          -109-
Financial information by geographic area is set forth below (in thousands):

                                            1994          1993           1992
Net sales

 United States                            $175,665      $156,662       $135,079
 Canada                                     19,424        15,687         12,535
 Europe                                      6,799         5,457          4,583
 Consolidated                             $201,888      $177,806       $152,197

Operating profit

 United States                            $ 11,050      $  9,894       $  6,783
 Canada                                      1,395         1,177            215
 Europe                                      1,826         1,506          1,298
 Operating profit                           14,271        12,577          8,296

 Corporate expenses - net                   (3,618)       (4,417)        (4,611)
 Interest expense                           (1,188)         (991)          (703)
 Costs of pooling of interests                              (529)
 Investment income                             374           376            372
 Income before income taxes               $  9,839      $  7,016       $  3,354

Identifiable assets

 United States                            $107,298      $ 68,098       $ 59,197
 Canada                                     14,102        12,866         10,752
 Europe                                      4,964         3,351          2,357
 Corporate                                  10,688        12,639         11,188
 Total                                    $137,052      $ 96,954       $ 83,494




















                          -110-

NOTE 15

Summarized Quarterly Operating Results (Unaudited)

Selected quarterly financial data is summarized as follows (in thousands, except share and per share data):

                                          1994 Quarters

                                 First        Second         Third        Fourth         Total
Net sales                       $44,950       $48,946       $51,102       $56,890      $201,888
Gross profit                     15,719        17,220        17,441        18,524        68,904
Net income                        1,165         1,831         1,682         1,225         5,903
Net income per common
share                              $.15          $.23          $.20          $.13          $.70

Weighted average shares
outstanding                   7,940,876     7,956,326     8,470,159     9,474,283     8,464,639

                                          1993 Quarters

                                       First      Second       Third      Fourth       Total
Net sales                             $43,412     $45,680     $45,594     $43,120    $177,806
Gross profit                           14,414      15,424      15,954      15,071      60,863
Income before cumulative effect
 of change in accounting principle        942       1,297       1,256       1,026       4,521
Cumulative effect of change in
 accounting principle                     150                                             150
Net income                            $ 1,092     $ 1,297     $ 1,256     $ 1,026     $ 4,671
Income per common share:
Before cumulative effect of
   change in accounting principle        $.12        $.17        $.16        $.13        $.58
Cumulative effect of change in
   accounting principle                   .02                                             .02
Net income                               $.14        $.17        $.16        $.13        $.60











                          -111-

RESPONSIBILITIES FOR FINANCIAL STATEMENTS

Management is responsible for the integrity of the financial data reported by Guardsman and its subsidiaries. This responsibility requires preparing financial statements in accordance with generally accepted accounting principles and reporting data which, using management's best judgment, fairly reflects Guardsman's financial position and results of operations. To gather and control financial data, the Company establishes and maintains accounting systems adequately supported by internal controls. Management believes that a high level of internal control is maintained by the selection and training of qualified personnel, by the establishment and communication of accounting and business policies and by internal audits.

Arthur Andersen LLP, independent public accountants, are engaged to audit and to render an opinion as to whether management's financial statements, considered in their entirety, present fairly Guardsman's consolidated financial position and operating results. Their audit was conducted in accordance with generally accepted auditing standards, and their report is included herein.

The Audit Committee of the Board of Directors, composed of five outside directors, meets regularly with management, the internal auditor and the independent public accountants to review the activities of each.


/s/ Charles E. Bennett                       /s/ Henry H. Graham, Jr.
Charles E. Bennett                          Henry H. Graham, Jr.
President and                               Vice President of Finance and
Chief Executive Officer                     Chief Financial Officer

January 26, 1995























                          -112-
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

Stockholders and Board of Directors
Guardsman Products, Inc.


We have audited the accompanying consolidated balance sheets of Guardsman Products, Inc. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of Guardsman Products, Inc. for the year ended December 31, 1992, were audited by other auditors whose report dated January 27, 1993, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 1994 and 1993 financial statements referred to above present fairly, in all material respects, the financial position of Guardsman Products, Inc. and subsidiaries at December 31, 1994 and 1993, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

As explained in note 6 to the consolidated financial statements, in 1993, the Company changed its method of accounting for income taxes to adopt the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

/s/ Arthur Andersen LLP
Grand Rapids, Michigan
January 26, 1995














                          -113-

Stockholder Information


10-K Information

Upon written request of any stockholder, management will provide, at no charge, a copy of the Form 10-K as filed with the Securities and Exchange Commission, less exhibits. Send your request to Mr. Jeffrey M. Suerth, Secretary of the Company, Guardsman Products, Inc., P.O. Box 1521, Grand Rapids, Michigan 49501-1521.


Common Stock

The Common Stock of the Company is listed on the New York Stock Exchange (Symbol: GPI).


Transfer Agent and Registrar

Chemical Bank
Corporate Trust Department
450 W. 33rd Street
New York, New York 10001
(800) 851-9677

1995 Stockholders' Meeting

May 11, 1995, at 10:30 a.m.
Gillett Auditorium
Old Kent Bank Building
Monroe Avenue at Lyon Street
Grand Rapids, Michigan 49503





















                          -114-
Dividend Reinvestment and Stock Purchase Plan

Guardsman offers a dividend reinvestment plan which permits participating stockholders of record to reinvest dividends in Guardsman common stock without paying brokerage commissions or service charges. Participating stockholders may also invest up to $3,000 in additional funds each quarter for the purchase of additional shares. A copy of the dividend reinvestment plan prospectus and authorization form may be requested from:

              Chemical Bank
              Dividend Reinvestment Department
              P.O. Box 24850
              Church Street Station
              New York, New York  10249
              (800) 851-9677

Additional Information

                                                     December 31,

                                              1994                   1993
Number of Stockholders of Record              1,780                  1,366

Income (per Common Share)

First Quarter                                  $.15                   $.14
Second Quarter                                  .23                    .17
Third Quarter                                   .20                    .16
Fourth Quarter                                  .13                    .13
Year Ended December 31                         $.70                   $.60

Dividends (per Common Share)

First Quarter                                  $.08                   $.08
Second Quarter                                  .08                    .08
Third Quarter                                   .08                    .08
Fourth Quarter                                  .08                    .08
Year Ended December 31                         $.32                   $.32

Stock Prices (Low & High)

First Quarter                          $12 1/8 - 16 5/8       $10 1/2 - 14
Second Quarter                         $ 9     - 12 3/4       $10 7/8 - 13 5/8
Third Quarter                          $ 9     - 12 3/8       $12     - 13 3/4
Fourth Quarter                         $10 1/8 - 12 7/8       $12 3/4 - 16 5/8






                          -115-

An Equal Opportunity Employer

It is the policy of Guardsman to recruit, hire, employ and promote the best qualified employees and applicants for employment without regard to race, color, religion, national origin or sex. Positive action will be taken and continued to ensure the fulfillment of this policy.

Directors and Officers

Directors

*Paul K. Gaston
 Chairman of the Board of the Corporation

 Charles E. Bennett
 President and
 Chief Executive Officer of the Corporation

*John Russell Fowler
 Retired Chairman of the Board
 Jacobson Stores, Inc.

**Grant C. Gentry
  Chairman of the Board
  Bromar, Inc.

 K. Kevin Hepp
 Retired Senior Vice President
 Owens-Illinois, Inc.

*George R. Kempton
 Chairman of the Board and Chief Executive Officer
 Kysor Industrial Corporation

*Winthrop C. Neilson
 Managing Director
 Neilson/Hetrick Consulting Group

 James L. Sadler
 Retired President and Chief Operating Officer
 Moline Paint Manufacturing Co.

 Robert W. Schult
 President
 Nestle Food Company

*Robert D. Tuttle
 Retired Chairman of the Board
 SPX Corporation

*Member of the Audit Committee
**Advisory member of the Board of Directors


                          -116-
Corporate Officers

 Charles E. Bennett
 President and
 Chief Executive Officer

 Edward D. Corlett
 Vice President,
 Metal Coatings Group

 Henry H. Graham, Jr.
 Vice President of Finance,
 Chief Financial Officer and
 Treasurer

 Everette L. Martin
 Vice President,
 Wood Coatings Group

 Keith C. Vander Hyde, Jr.
 Vice President,
 Consumer Products Group


Administrative Officers

 Glenn A. Belter
 Vice President, Information Services

 Grant J. Carter
 Vice President, Marketing and
 Business Development

 Robert H. Ripley
 Vice President, Corporate Environmental
 and Technical Affairs

 Jeffrey M. Suerth
 Vice President, Communications
 and Public Relations
 and Secretary

Facility Locations

Corporate Offices
3033 Orchard Vista SE
P.O. Box 1521
Grand Rapids, MI  49501
(616) 957-2600
FAX (616) 957-1236




                          -117-
Consumer Products
2960 Lucerne SE
P.O. Box 88010
Grand Rapids, MI  49518
(616) 940-2900
FAX (616) 956-8010

Cornwall
1915 Second Street W
Cornwall, ONT  K6H 5T1
Canada
(613) 932-8960
FAX (613) 932-4439

Fremont
411 Darling Avenue N
Fremont, MI  49412
(616) 924-3950
FAX (616) 924-2085

Grand Rapids
1350 Steele Avenue SE
Grand Rapids, MI  49507
(616) 452-5181
FAX (616) 241-3624

High Point
2147 Brevard Road
P.O. Box 1029
High Point, NC  27261
(919) 889-6344
FAX (919) 841-6790

Little Rock
1900 E 145th Street
Little Rock, AR  72206
(501) 897-4356
FAX (501) 897-4902

Los Angeles
9845 Miller Way
South Gate, CA  90280
(213) 927-5501
FAX (213) 927-1800

Moline
5400 23rd Avenue
Moline, IL  61265
(309) 762-7546
FAX (309) 762-9604




                          -118-
Rocky Hill
145 Dividend Road
P.O. Box 918
Rocky Hill, CT  06067
(203) 563-2811
FAX (203) 721-9832

Seattle
13535 Monster Road
Seattle, WA  98178
(206) 772-6550
FAX (206) 772-3050

Specialty Coatings
2960 Lucerne SE
Grand Rapids, MI  49518
(616) 940-2900
FAX (616) 956-8010

Tulsa
5111 East 36th Street North
Tulsa, OK  74115
(918) 428-2506
FAX (918) 425-8523

United Kingdom
152 Milton Park
Abingdon
Oxfordshire OX14 4SD
England
44 (0235) 833009
FAX 01144-235-553058






















                          -119-