Form 10-K405, Exhibit 13
GUARDSMAN PRODUCTS INC
filed 1995-03-30
CIK 44420

EXHIBIT 13-B


                      REPORT OF PRIOR INDEPENDENT AUDITORS


Stockholders and Board of Directors
Guardsman Products, Inc.

We have audited the consolidated balance sheet of Guardsman Products, Inc. and subsidiaries as of December 31, 1992, and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended. Our audit also included the financial statement schedule listed in
Item 14(a)2 of this 1994 Annual Report (Form 10-K). These financial statements and the schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the schedule based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Guardsman Products, Inc. and subsidiaries at December 31, 1992, and the consolidated results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.



/s/ Ernst & Young LLP
Grand Rapids, Michigan
January 27, 1993












                          -120-