Form 10-K, Exhibit 13
period 1995-12-31
GUARDSMAN PRODUCTS INC
filed 1996-03-28
CIK 44420

EXHIBIT 13


GUARDSMAN PRODUCTS, INC.

SELECTED FINANCIAL INFORMATION

YEAR ENDED DECEMBER 31                         1995                1994             1993              1992               1991

SUMMARY OF OPERATIONS
(In Thousands, Except Per
  Share Amounts)
Net sales                                   $  250,574         $  201,888       $  177,806        $  152,197         $  140,927
Income, net of income taxes                      1,432<F*>          5,903            4,671             1,978                956
Income per common share                            .15<F*>            .70              .60               .27                .13
Cash dividends per common share                    .33                .32              .32               .41                .50

SUMMARY OF FINANCIAL POSITION
(In Thousands)

Total assets                                $  148,049         $  137,052       $   96,954        $   83,494         $   79,777
Long-term debt, net of
 current maturities                             27,757             27,805           19,013            14,464              9,568
Stockholders' equity                            63,817             64,426           45,362            42,200             44,002
Working capital                                 45,498             42,373           33,796            28,818             25,112

OTHER SUPPLEMENTAL INFORMATION

Number of employees                              1,060              1,109              860               791                757
Average shares outstanding                   9,515,199          8,464,639        7,849,101         7,433,416          7,370,900

INDUSTRY SEGMENT OPERATIONS
(Audited and In Thousands)

NET SALES

Coatings Group                              $  194,095         $  155,967       $  133,216        $  116,768         $  107,131
Consumer Products Group                         56,506             46,042           44,618            35,480             33,906
                                               250,601            202,009          177,834           152,248            141,037
Inter-segment sales                                (27)              (121)             (28)              (51)              (110)
Consolidated net sales                      $  250,574         $  201,888       $  177,806        $  152,197         $  140,927







                                      -45-
OPERATING PROFIT

Coatings Group                              $    1,414<F**>    $    8,738       $    7,053        $    3,973         $    1,895
Consumer Products Group                          6,681              5,533            5,524             4,323              4,502
                                                 8,095             14,271           12,577             8,296              6,397

Corporate expenses-net                          (3,871)            (3,618)          (4,417)           (4,611)            (3,931)
Interest expense                                (2,131)            (1,188)            (991)             (703)            (1,026)

Costs of pooling of interest                                                          (529)
Investment income                                  587                374              376               372                425
Income before income taxes                  $    2,680         $    9,839       $    7,016        $    3,354         $    1,865

IDENTIFIABLE ASSETS

Coatings Group                              $  107,834         $  102,593       $   66,642        $   56,141         $   53,980
Consumer Products Group                         28,563             25,475           20,092            16,165             16,079
Corporate                                       11,652              8,984           10,220            11,188              9,718

Total                                       $  148,049         $  137,052       $   96,954        $   83,494         $   79,777

<F*>Includes restructuring charges which decreased net income by $6,635 or $.70 per share.
<F**>Includes pretax restructuring charges of $10,458.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

1995 COMPARED TO 1994

Net sales increased 24.1% to a record $250,574,000 in 1995 from $201,888,000 in 1994. Coatings Group sales, including inter-segment sales, increased $38,128,000 (24.4%) to a record $194,095,000. The Group's liquid and powder coatings product lines realized an increase in net sales of $31,697,000, representing both an increase in unit volume and in average selling prices. Included in the Group's 1995 results was a full year's impact together with an increase in sales for Moline Paint Manufacturing Co., which was acquired on August 31, 1994, and an increase in sales for the Wood Coatings lines, which were partially offset by declines in sales of Metal Coatings exclusive of Moline. The Group's resin product lines reported an increase in net sales of $6,431,000 representing a volume increase, due primarily to increased customer demand, and an increase in the average selling price, due primarily to product mix. Compared to 1994, the Consumer Products Group's net sales, including inter-segment sales, increased $10,464,000 (22.7%) to a record $56,506,000. Approximately 65%
of the increase is due to sales for the business of Soil Shield International, Inc., which was acquired on January 30, 1995. The Group's Specialty Products, Interior Care, and Atlanta Sundries product lines all


                      -46-
reported double-digit sales growth, which was partially offset by a decrease in sales of the Group's Household lines.

Consolidated gross profit as a percentage of sales was 33.9% in 1995 compared to 34.2% in 1994. The Coatings Group experienced a decrease in gross profit margin due primarily to the effects of repetitive increases in raw material costs as well as an increase, as a percentage of overall sales in 1995, in the resin sales, which carry relatively lower margins. The Consumer Products Group reported an increase in their gross profit rate in 1995, primarily due to a shift in product mix toward the higher-margin interior care products.

Operating expenses, before restructuring charges, increased between the two periods reflecting the increased sales levels and the acquisitions of Moline and Soil Shield, including amortization expenses associated with these acquisitions. As a percentage of sales, however, selling, general and administrative expenses decreased to 28.0% in 1995 from 28.9% in 1994.

Operating profit before corporate expenses and restructuring charges increased 30.0% to $18,553,000 in 1995 from $14,271,000 in 1994. Operating profit in the Coatings Group before corporate expenses and restructuring charges increased $3,134,000 (35.9%) primarily due to sales growth and the acquisition of Moline. The Consumer Products Group's operating profit before corporate expenses increased $1,148,000 (20.7%) primarily due to the Group's sales growth, the acquisition of Soil Shield and an increase in gross profit.

In 1995, the Company recorded restructuring charges totaling $10,458,000, or $.70 per share after taxes. These charges included costs associated with the restructuring plans announced on November 14, 1995, which primarily included the closure of the Grand Rapids, Michigan coatings manufacturing plant. In addition, these charges included costs of other corporate structure changes and studies of reorganization and shareholder value options. The decision to close the Grand Rapids plant was based on studies undertaken to improve manufacturing and distribution efficiencies, in which the Company concluded that monies for capital improvements would be more effectively spent on its newer, more modern facilities. Furthermore, the closure of the plant and consolidation of the business into other facilities, which is expected to be completed in early 1996, was also in response to the current competitive environment in the industrial coatings industry. As a result of the restructuring, the Company will achieve profitability gains from higher capacity utilization and the reduction in administrative overhead as production is relocated to other
plants.   For additional information, see Note 3 to the Consolidated
Financial Statements.

Interest expense increased from $1,188,000 in 1994 to $2,131,000 in 1995 due to increases in average borrowings outstanding and variable interest rates. The increase in borrowings resulted primarily from debt associated with acquisitions of businesses in the latter part of 1994 and early 1995.

                      -47-
Interest rates rose during the early part of 1995 and, as a result, interest expense as a percentage of average debt outstanding increased to 6.7% in 1995 compared to 6.0% in 1994.

The Company's effective tax rate during 1995 was 46.6% (38.6% before the effect of restructuring charges) compared to an effective rate of 40.0% during 1994. The effective tax rates for both periods were influenced by the relationship of permanent differences to estimated taxable income.

Net income before restructuring charges totaled $8,067,000 for 1995 compared to $5,903,000 for 1994, an increase of 36.7%. Net income per share before restructuring charges increased 21.4% to $.85 per share in 1995 compared to $.70 per share in 1994. There were an average of 12% more shares outstanding during 1995 than there were in 1994, resulting primarily from the acquisition of Moline. Including the effect of restructuring charges, net income in 1995 totaled $1,432,000 or $.15 per share.

1994 COMPARED TO 1993

Net sales increased 13.5% to $201,888,000 in 1994 from $177,806,000 in
1993. Coatings Group sales, including inter-segment sales, increased $22,751,000 (17.1%) to $155,967,000 due primarily to increases in unit volume. The Group's liquid and powder coatings product lines realized an increase in net sales of $20,718,000, representing a volume increase as well as an increase in average selling prices. Approximately 62% of the Group's 1994 sales increase represented sales for Moline Paint Manufacturing Co., which was acquired on August 31, 1994. The Group's resin product lines experienced an increase in net sales of $2,027,000 representing a volume increase due primarily to increased customer demand. The Consumer Products Group's net sales, including inter-segment sales, increased $1,424,000 (3.2%) to $46,042,000 led by growth in sales in the Group's United Kingdom, Household and Atlanta Sundries product lines. This growth offsets the decline in automotive after-market products, which were unusually strong in 1993 due to special purchasing programs of a certain automotive account not repeated in 1994.

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


                      -48-
Operating profit before corporate expenses increased 13.5% to $14,271,000 in 1994 from $12,577,000 in 1993. Operating profit in the Coatings Group increased $1,685,000 (23.9%) primarily due to sales growth and the acquisition of Moline. The Consumer Products Group's operating profit before corporate expenses rose slightly but was comparable with 1993. Increases in the Consumer Products Group's operating profit due to sales growth and an increase in gross profit, as a percentage of sales, were mainly offset by transition expenses associated with Atlanta Sundries, Inc., which was acquired by the Consumer Products Group in December 1993.

Interest expense increased from $991,000 in 1993 to $1,188,000 in 1994 due to increases in average borrowings outstanding and variable interest rates. The increase in borrowings resulted primarily from debt associated with acquisitions of businesses in 1994 and the latter part of 1993. Interest rates rose during 1994 and, as a result, interest expense as a percentage of average debt outstanding increased to 6.0% in 1994 compared to 5.5% in 1993.

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






                      -49-
LIQUIDITY, CAPITAL RESOURCES AND FINANCIAL CONDITION

During 1995, the Company's operations generated net cash flows of $11,110,000. During the same period, the Company made cash payments of $1,376,000 associated with the purchase of businesses, invested $5,933,000 in fixed assets and other investments and paid dividends of $3,141,000. During the year, borrowings decreased by $439,000. Stock issued under employee and stockholder plans generated $841,000 in cash flows.

During 1995, accounts receivable, inventory and accounts payable increased $4,566,000, $868,000 and $3,454,000, respectively. These increases primarily reflect higher sales volume as well as the acquisition of Soil Shield. Working capital increased 7.4% to $45,498,000 at the end of 1995. The current ratio was 2.2 to 1 at December 31, 1995 and 2.4 to 1 at December 31, 1994. Debt as a percentage of capitalization was 30.4% at December 31, 1995 compared to 30.2% at the end of 1994.

Management believes that internally generated funds will be adequate to finance future property and equipment additions and meet existing obligations under the long-term borrowing agreements. The Company anticipates that any business acquisitions in the future will be financed with cash flows from operations or by the issuance of long-term debt or common stock.

Guardsman has short-term lines of credit which provide for unsecured borrowings up to $6,099,000. There were no amounts outstanding under these agreements during 1995. In addition, the Company has three revolving credit agreements which are classified as long-term. At year-end, $27,700,000 of the total $41,099,000 available under long-term borrowing arrangements was outstanding. The long-term debt agreements include certain restrictive covenants with which the Company was in compliance throughout the year. At December 31, 1995, retained earnings totaled $8,240,000 all of which was available for payment of cash dividends and redemption of capital stock as provided by the debt agreements. For additional information regarding credit arrangements and long-term debt, see Note 5 to the Consolidated Financial Statements.

In November 1995, the Board of Directors approved an open market stock repurchase program pursuant to which Guardsman may purchase up to 500,000 shares of its Common Stock targeted for use in connection with Company shareholder and employee stock purchase plans and other corporate purposes. As of December 31, 1995, there had been no significant activity under this plan.

Like other companies in its industry, Guardsman is subject to existing and evolving standards related to the protection of the environment. As a result, it is the Company's policy to establish reserves for site restoration costs and related claims where it is probable a liability exists and the amount can be reasonably estimated. These reserves are


                      -50-
adjusted as information becomes available upon which a more accurate estimate of eventual costs can be made. Such estimates are subject to numerous variables, the effects of which are difficult to measure, including the stage of the investigations, the nature of potential remedies, the joint and several liability with other potentially responsible parties, availability of insurance and government funds and other issues. Accordingly, the ultimate cost of these matters cannot be determined at this time and may not be resolved for a number of years. The reserves represent the Company's best estimate of probable exposures at this time. Based upon information currently available, it is not anticipated that the outcome of these environmental matters will materially affect the Company's consolidated financial position. The ultimate effect of these matters on the Company's results of operations cannot be predicted because any such effect depends on the amount and timing of charges to operations resulting from new information as it becomes available. For additional information regarding environmental obligations, see Note 8 to the Consolidated Financial Statements.

On March 4, 1996, the Company entered into a definitive agreement pursuant to which Lilly Industries, Inc. (Lilly) will acquire all of the outstanding common stock of Guardsman. Under the terms of the agreement, Lilly, through a wholly-owned subsidiary, commenced a cash tender offer for all Guardsman shares, including the associated preferred stock purchase rights, at a price of $23.00 per share in cash. Upon successful completion of the tender offer, the shares of Guardsman stock not purchased in the tender offer (other than shares for which statutory appraisal rights are validly exercised) will be cashed out at $23.00 per share in a statutory merger. Guardsman's three largest stockholders, collectively representing approximately 50% of Guardsman's outstanding shares, have entered into separate agreements with Lilly supporting the transaction. The transaction remains subject to regulatory approval and certain other conditions.




















                       GUARDSMAN PRODUCTS, INC.

                     CONSOLIDATED BALANCE SHEETS

DECEMBER 31 (IN THOUSANDS, EXCEPT SHARE AMOUNTS)       1995                1994

ASSETS
Current assets
 Cash and cash equivalents                          $   6,776           $   5,630
 Accounts receivable, less allowances
   of $569 in 1995 and $808 in 1994                    34,083              29,517
 Inventories
   Finished products                                   16,949              16,680
   Raw materials and work in process                   15,243              14,644
                                                       32,192              31,324
 Deferred income taxes                                  4,083               1,866
 Other current assets                                   6,822               5,224
Total current assets                                   83,956              73,561
Property, plant and equipment
 Land                                                   2,543               2,559
 Buildings                                             16,640              15,920
 Machinery and equipment                               26,869              27,469
 Construction in progress                                 594                 718
                                                       46,646              46,666
 Accumulated depreciation                              18,591              18,689
                                                       28,055              27,977
Goodwill, less accumulated amortization
 of $3,894 in 1995 and $3,251 in 1994                  19,405              20,336

Other intangibles, less accumulated
 amortization of $6,141 in 1995 and
 $5,374 in 1994                                        11,893              12,587

Other assets                                            4,740               2,591
                                                    $ 148,049            $137,052


       The accompanying notes are an integral part of these
                     financial statements.








                       GUARDSMAN PRODUCTS, INC.

                     CONSOLIDATED BALANCE SHEETS


DECEMBER 31 (IN THOUSANDS, EXCEPT SHARE AMOUNTS)       1995                1994

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
 Accounts payable                                   $  22,740           $  19,286
 Accrued compensation                                   4,130               4,142
 Other accrued expenses                                 6,613               7,157
 Restructuring reserves                                 4,257
 Income taxes                                             665                 510
 Current maturities of long-term debt                      53                  93
Total current liabilities                              38,458              31,188

Long-term debt                                         27,757              27,805

Deferred compensation and pension costs                 8,672               7,041

Other liabilities                                       9,345               6,592

Stockholders' equity
 Preferred stock, $1 par value, terms to be
   determined when issued - authorized and
   unissued - 1,000,000 shares
 Common stock, $1 par value
   authorized - 30,000,000 shares
   outstanding - 9,558,993
   shares in 1995, 9,482,199 shares
   in 1994                                              9,559               9,482
 Additional paid-in capital                            47,324              46,560
 Retained earnings                                      8,240               9,949
 Cumulative translation adjustments                    (1,306)             (1,565)
Total stockholders' equity                             63,817              64,426

                                                    $ 148,049           $ 137,052



         The accompanying notes are an integral part of these
                        financial statements.




                       GUARDSMAN PRODUCTS, INC.

                  CONSOLIDATED STATEMENTS OF INCOME


YEAR ENDED DECEMBER 31 (IN THOUSANDS,
EXCEPT PER SHARE AMOUNTS)                     1995           1994           1993
Net sales                                  $ 250,574      $ 201,888      $ 177,806
Cost of sales                                165,618        132,984        116,943
                                              84,956         68,904         60,863
Selling, general and administrative
 expenses                                     70,274         58,251         52,703
Restructuring charges                         10,458
Interest expense                               2,131          1,188            991
Costs of pooling of interests
 transaction                                                                   529
Investment income                               (587)          (374)          (376)
Income before income taxes and
 cumulative effect of change in
 accounting principle                          2,680          9,839          7,016
Income taxes                                   1,248          3,936          2,495
Income before cumulative effect
 of change in accounting principle             1,432          5,903          4,521
Cumulative effect of change
 in accounting principle                                                       150
Net income                                 $   1,432      $   5,903      $   4,671

Income per common share:
Before cumulative effect of change
 in accounting principle                   $     .15      $     .70      $     .58
Cumulative effect of change
 in accounting principle                                                       .02
Net income                                 $     .15      $     .70      $     .60










         The accompanying notes are an integral part of these
                        financial statements.


                       GUARDSMAN PRODUCTS, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY



                                                                  ADDITIONAL                      CUMULATIVE
                                                    COMMON         PAID-IN          RETAINED      TRANSLATION
(In Thousands, Except Per Share Amounts)            STOCK          CAPITAL          EARNINGS      ADJUSTMENTS
Balance at December 31, 1992                       $ 7,453         $ 31,039         $  4,437       $   (729)

Net income for 1993                                                                    4,671
Cash dividends - $.32 per share                                                       (2,400)
Stock issued under employee
 and stockholder plans                                 101            1,057             (223)
Stock issued for business acquired
 under pooling of interests                            359             (359)             409
Foreign currency translation                                                                           (453)
Balance at December 31, 1993                         7,913           31,737            6,894         (1,182)

Net income for 1994                                                                    5,903
Cash dividends - $.32 per share                                                       (2,787)
Stock issued under employee
 and stockholder plans                                  69              663              (61)
Stock issued for business acquired                   1,500           14,160
Foreign currency translation                                                                           (383)
Balance at December 31, 1994                         9,482           46,560            9,949         (1,565)

Net income for 1995                                                                    1,432
Cash dividends - $.33 per share                                                       (3,141)
Stock issued under employee
 and stockholder plans                                  77              764
Foreign currency translation                                                                            259
Balance at December 31, 1995                       $ 9,559         $ 47,324         $  8,240       $ (1,306)





         The accompanying notes are an integral part of these
                        financial statements.






                       GUARDSMAN PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEAR ENDED DECEMBER 31 (IN THOUSANDS)
                                               1995         1994           1993
Operations
 Net income                                 $  1,432      $ 5,903        $ 4,671
 Adjustments to reconcile net
   income to cash provided by
   operations
 Depreciation and amortization                 6,944        5,489          4,674
 Restructuring charges                        10,458
 Deferred income taxes                        (4,026)        (634)          (864)
 Deferred compensation and
   pension costs                                 915          804            575
 Other - net                                   1,555          518            720
 Changes in certain working
   capital items
   Accounts receivable                        (3,585)      (2,101)        (3,630)
   Inventories                                (2,696)      (4,373)        (3,282)
   Other current assets                       (1,594)        (231)           693
   Accounts payable                            2,363        1,171          2,880
   Accrued expenses                             (656)          44            250
Cash provided by operations                   11,110        6,590          6,687

Investing Activities
 Purchase of businesses                       (1,376)      (5,712)        (3,359)
 Additions to property, plant
   and equipment                              (5,317)      (3,410)        (3,230)
 Other - net                                    (616)         141           (803)
Cash used by investing activities             (7,309)      (8,981)        (7,392)

Financing Activities
 Cash dividends paid                          (3,141)      (2,787)        (2,400)
 Proceeds from revolving lines
   of credit and other long-term
   debt                                       63,649       38,586         34,437
 Payments on revolving lines of
   credit and other long-term debt           (64,088)     (32,891)       (30,429)
 Stock issued under employee and
   stockholder plans                             841          671            935
Cash (used) provided by financing
 activities                                   (2,739)       3,579          2,543





                                      -56-
Effect of foreign currency rate
 changes on cash                                  84          (30)          (208)
Increase in cash and cash equivalents          1,146        1,158          1,630
Cash and cash equivalents at
 beginning of year                             5,630        4,472          2,842
Cash and cash equivalents at
 end of year                                $  6,776      $ 5,630        $ 4,472

         The accompanying notes are an integral part of these
                        financial statements.








































                                  -57-
                       GUARDSMAN PRODUCTS, INC.

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

INVENTORIES

Inventories are stated at the lower of cost or market, using the first-in, first-out method.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at cost. Depreciation of plant and equipment is provided on the straight-line method based upon the estimated useful lives of the assets as follows: buildings, 10 to
40 years; and machinery and equipment, 3 to 20 years.   Depreciation
expense totaled $3,484,000 in 1995, $2,840,000 in 1994 and $2,602,000
in 1993.

GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill represents the amount by which the cost of businesses purchased exceeds the fair value of the net assets acquired. Goodwill and other intangible assets are amortized over periods ranging from 5


                                  -58-
to 40 years using the straight-line method. The Company continually evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of goodwill and other intangible assets may warrant revision or that the remaining balance may not be recoverable. When factors indicate that the asset should be evaluated for possible impairment, the Company uses an estimate of the related business segment's undiscounted net cash flows over the remaining life of the asset in measuring whether the asset is recoverable. Such adjustments were not significant in 1995, 1994 and 1993. Other intangible assets in the accompanying balance sheet include, among other things, formulas totaling $8,386,000 and $9,928,000 at December 31, 1995 and 1994, respectively.

LONG-TERM ASSETS

In March 1995, the Financial Accounting Standards Board issued Statement No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS No. 121). The Company is required to adopt the provisions of SFAS No. 121 beginning in 1996. Based on information currently available, the Company does not expect the impact of adopting this statement to have a material effect on its financial condition or results of operations.

RESEARCH AND DEVELOPMENT

Research and development expenditures, primarily in the Coatings
Group, are charged to income as incurred. Research and development expenditures amounted to $8,389,000 in 1995, $6,860,000 in 1994 and $5,932,000 in 1993.

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

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and


                                  -59-
liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company is partially self-insured for general and product liabilities and workers' compensation. Self-insurance liabilities are estimated using methods management believes are reasonable and appropriate. These methods are based on historical information along with certain assumptions about future events. Changes in assumptions for such matters as legal actions, medical costs as well as changes in actual experience could cause these estimates to change in the near term.

NOTE 2

ACQUISITIONS OF BUSINESSES

Effective January 30, 1995, the Company purchased the business and certain assets of Soil Shield International, Inc. (Soil Shield), a producer and distributor of retail-applied fabric protection products. The Company's aggregate acquisition cost for this business totaled $1,327,000. Financing for the acquisition was provided by cash flows from operations and long-term borrowings under the Company's revolving lines of credit. The Company is servicing the former Soil Shield customers from its existing facilities. The acquisition of Soil Shield did not have a material effect on the Company's financial statements.

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




                                  -60-
In addition, the sellers entered into non-competition agreements valued at $5,014,000, which represents the present value discounted at 7.75% of payments totaling $7,679,000 to be paid over a period of twelve years. The Company will recognize the cost ratably over the term of the agreements.

The acquisition of Moline was accounted for as a purchase.
Accordingly, the purchase price was allocated to the net assets acquired based upon their estimated fair market values. The excess of the purchase price over the estimated fair value of net assets acquired amounted to approximately $13 million, which has been accounted for as goodwill and is being amortized over 40 years using the straight-line method.

The accompanying consolidated statements of income reflect the operating results of Moline since the effective date of the acquisition. Pro forma unaudited consolidated operating results of the Company and Moline for the years ended December 31, 1994 and 1993, assuming the acquisition had been made as of January 1, 1994 and 1993, are summarized below (in thousands, except per share amount):

                                 1994           1993
Net sales                     $ 227,346       $ 210,150
Net income                        4,656           4,680
Earnings per share                  .49             .50

These pro forma results have been prepared for comparative purposes only and include certain adjustments such as additional depreciation expense as a result of a step-up in the basis of fixed assets, additional amortization expense as a result of goodwill and other intangible assets and increased interest expense on acquisition debt. They do not purport to be indicative of the results of operations which actually would have resulted had the combination been in effect on January 1, 1994 and 1993, or of future results of operations of the consolidated entities.

In December 1993, the Company exchanged approximately 359,000 shares of its common stock valued at $15 per share for all the outstanding shares of Atlanta Sundries, Inc., the maker of Goof-Off latex paint remover and other related consumer products. The acquisition was accounted for as a pooling of interests. Since the acquisition did not have a material effect on periods prior to 1993, they have not been restated.





                                  -61-
NOTE 3

RESTRUCTURING CHARGES

Included in the accompanying Consolidated Statements of Income is $10,458,000 in pretax restructuring charges, which reduced net income by $6,635,000 or $.70 per share for the year ended December 31, 1995. This charge primarily includes expenses associated with the closure of the Company's Grand Rapids, Michigan coatings manufacturing plant.

Restructuring charges consisted of facilities, equipment and inventory write-offs, termination benefits, and other costs associated with the restructuring. Approximately 100 employees were terminated as a result of the facility closing and job elimination process, which will be partially offset by employee additions at other facilities as production is relocated. The closure of the manufacturing facility and job elimination process was largely complete in mid-January 1996.

The components of the restructuring charges and the amounts paid or charged against these reserves during 1995 were as follows (in thousands):

                                           COSTS PAID    ENDING
                                           PROVISION   OR CHARGED      BALANCE
Facilities, equipment and inventories      $  5,736      $   827       $ 4,909
Termination benefits                          3,380          158         3,222
Other costs                                   1,342          451           891
                                           $ 10,458      $ 1,436       $ 9,022

NOTE 4

INCOME TAXES

Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." This change resulted in a one-time additional net tax benefit of $150,000 or $.02 per share at January 1, 1993 which is recorded under the caption "Cumulative Effect of Change in Accounting Principle" in the accompanying Consolidated Statements of Income.

The provision for income taxes attributable to continuing operations is summarized as follows (in thousands):






                                  -62-

                                     1995           1994           1993
Currently payable:
  Federal                          $ 2,436        $ 3,048        $ 1,986
  State                                689            481            418
  Foreign                            2,149          1,127            670

                                     5,274          4,656          3,074

Deferred expense (credit):
  Federal                           (3,350)          (624)          (615)
  State                               (305)           (88)           (70)
  Foreign                             (371)            (8)           106
                                    (4,026)          (720)          (579)
Total                              $ 1,248        $ 3,936        $ 2,495

The components of income (loss) before income taxes are (in thousands):

                                     1995           1994           1993
Domestic                           $(1,892)       $ 7,259        $ 4,732
Foreign                              4,572          2,580          2,284
                                   $ 2,680        $ 9,839        $ 7,016

A reconciliation of income taxes attributable to continuing operations calculated at the applicable federal statutory rate of 34% to the provision for income taxes follows (in thousands):


















                                  -63-

                                                 1995         1994          1993
Tax at federal statutory rate                  $   911      $ 3,345       $ 2,385
Adjustments to taxes at statutory rate:
 State income taxes, net of
   federal income tax reduction                    253          259           249
 Nondeductible losses of subsidiaries
   and other investments                                                      109
 Benefit of tax deduction from U.S.
   subsidiary                                     (325)                      (417)
 Nondeductible amortization of intangible
   assets                                          507          215           200
 Other                                             (98)         117           (31)
Income taxes                                   $ 1,248      $ 3,936       $ 2,495

Effective income tax rate                         46.6%        40.0%         35.6%

The following represents the components of deferred tax assets and liabilities at December 31, 1995 and 1994 (in thousands):

                                                         1995              1994
Deferred tax assets:
 Deferred compensation and pension costs              $  2,850          $  2,626
 Environmental obligations                               1,803             1,775
 Reserves for self-insured losses                          814               656
 Inventory valuation reserves                              743               646
 Intangible assets                                         730               468
 Warranty reserves                                         815               427
 Reserves for restructuring charges                      3,076
 Other items                                               744               816
Total deferred tax assets                               11,575             7,414

Deferred tax liabilities:
 Basis difference in acquired assets                     2,836             2,975
 Property, plant and equipment                           2,700             2,499
 Other items                                               147                74
Total deferred tax liabilities                           5,683             5,548

Net deferred tax assets                               $  5,892          $  1,866

Income and remittance taxes have not been recorded on $4.6 million of undistributed earnings of foreign subsidiaries, either because any taxes on dividends would be offset substantially by foreign tax credits or because the Company considers these earnings indefinitely


                                  -64-
reinvested in the foreign operations. For those earnings which are indefinitely reinvested, it is not practical to determine the amount of additional tax liabilities that would be incurred if such earnings were repatriated.

Income tax payments, net of refunds, amounted to $5,127,000, $5,535,000 and $3,050,000 in 1995, 1994 and 1993, respectively.

NOTE 5

CREDIT ARRANGEMENTS AND LONG-TERM DEBT

The Company has two short-term revolving credit agreements. The Company may borrow up to $5 million under a domestic agreement at substantially the same rates available under the long-term revolving lines of credit discussed below. The Company's Canadian subsidiary has an operating credit facility which permits borrowings up to $1,500,000 Canadian at the same rates available under the Canadian long-term facility described below. There were no amounts outstanding under these agreements during 1995, 1994 and 1993.

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

Long-term debt consisted of the following at December 31 (in thousands):

                                                  1995          1994
Revolving lines of credit                       $ 27,700      $ 27,700
Other long-term debt                                 110           198
                                                  27,810        27,898
Less current maturities                               53            93
Long-term debt                                  $ 27,757      $ 27,805





                                  -65-
Maturities of long-term debt are set forth below (in thousands):

                    1996                       $     53
                    1997                         27,736
                    1998                             21

The debt agreements include certain restrictive covenants with which the Company was in compliance throughout the year. At December 31, 1995, the Company's retained earnings totaled $8,240,000, all of which was available for the payment of cash dividends and redemption of capital stock as provided by the debt agreements.

To manage exposure to interest rate risk, the Company utilizes an interest rate swap agreement, which has a notional amount of $6,000,000 and an expiration date of January 1999. The Company pays a fixed rate of 5.74% and receives a floating rate based on LIBOR. The counterparty to this agreement is a high credit quality financial institution.

Payments of interest due under the Company's borrowings amounted to $2,001,000 in 1995, $1,174,000 in 1994 and $978,000 in 1993.

NOTE 6

FAIR VALUE OF FINANCIAL INSTRUMENTS AND FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The carrying amount of the Company's financial instruments included in current assets and current liabilities approximates the fair value due to their short-term nature. The Company's long-term debt reprices frequently at the then-prevailing market interest rates. As of December 31, 1995 and 1994, carrying value approximated the fair value of the Company's long-term debt.

The carrying amount of the Company's interest rate swap agreement represents interest due or accrued as reflected in the Consolidated Balance Sheets. The estimated fair value of the interest rate swap agreement was based upon dealer quotations for the amount which might be realized from a transfer, sale or termination of such agreement. The fair values were $(66,000) and $467,000 at December 31, 1995 and 1994, respectively, while the carrying values were immaterial as of those dates.







                                  -66-
NOTE 7

LEASES

The Company has noncancelable operating leases covering certain machinery and equipment, automobiles and buildings which expire at various dates through the year 2000. Certain leases contain purchase and renewal options.

Rental expense under all operating leases was $1,740,000, $1,529,000 and $1,349,000 in 1995, 1994 and 1993, respectively. At December 31, 1995, future minimum rental payments under noncancelable operating leases are due as follows (in thousands):

                    1996                     $ 1,413
                    1997                       1,235
                    1998                         997
                    1999                         844
                    2000                         429
                    Thereafter                     8
                    Total                    $ 4,926

NOTE 8

CONTINGENCIES

Like other companies in its industry, Guardsman is subject to existing and evolving standards related to the protection of the environment. As a result, it is the Company's policy to establish reserves for site restoration costs and related claims where it is probable a liability exists and the amount can be reasonably estimated. These reserves are adjusted as information becomes available upon which a more accurate estimate of eventual costs can be made. Such estimates are subject to numerous variables, the effects of which are difficult to measure, including the stage of the investigations, the nature of potential remedies, the joint and several liability with other potentially responsible parties, availability of insurance and government funds and other issues. Accordingly, the ultimate cost of these matters cannot be determined at this time and may not be resolved for a number of years. As such, it is reasonably possible that current estimates could change in the near term. The reserves of $4,810,000, of which $700,000 and $4,110,000 are included in other accrued expenses and other liabilities, respectively, at December 31, 1995, represent the Company's best estimate of probable exposures at this time. Based upon information currently available, it is not anticipated that the outcome of these environmental matters will materially affect the


                                  -67-
Company's consolidated financial position. The ultimate effect of these matters on the Company's results of operations cannot be predicted because any such effect depends on the amount and timing of charges to operations resulting from new information as it becomes available.

At December 31, 1995, approximately $600,000 included in other current assets represents probable reimbursements from certain of the Company's insurance carriers and from a state government agency for costs expended and to be expended for certain site restoration activities.

The Company is also involved in legal proceedings and litigation arising in the ordinary course of business. In the opinion of management, the outcome of such proceedings and litigation currently pending will not materially affect the Company's consolidated financial statements.

NOTE 9

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

The following table sets forth the funded status and amounts recognized in the Consolidated Balance Sheets for the Company's primary defined benefit pension plans at December 31, (in thousands):

















                                  -68-

                                               1995                           1994

                                    PLANS WHOSE    PLAN WHOSE      PLANS WHOSE     PLAN WHOSE
                                   ASSETS EXCEED   ACCUMULATED    ASSETS EXCEED    ACCUMULATED
                                    ACCUMULATED      BENEFITS      ACCUMULATED      BENEFITS
                                     BENEFITS     EXCEED ASSETS     BENEFITS      EXCEED ASSETS
Pension assets at fair value         $ 23,377        $ 3,702       $ 20,076         $ 3,287
Actuarial present value of
 accumulated plan benefits:
   Vested                              16,902          4,040         14,931           3,740
   Non-vested                             488                           715              97
                                       17,390          4,040         15,646           3,837

Effect of estimated future
 increases in compensation              5,607                         5,506

Projected benefit obligation
 of service rendered to date           22,997          4,040         21,152           3,837

Plan assets in excess of
 (less than) projected benefit
 obligation                               380           (338)        (1,076)           (550)
Accrued pension costs
 recognized
 in the balance sheet                   5,550            912          5,199             208
Adjustment to recognize
 minimum liability                                                                      342
Unrecognized net pension assets      $  5,930        $   574       $  4,123         $     0

                                               1995                           1994

                                    PLANS WHOSE    PLAN WHOSE      PLANS WHOSE     PLAN WHOSE
                                   ASSETS EXCEED   ACCUMULATED    ASSETS EXCEED    ACCUMULATED
                                    ACCUMULATED      BENEFITS      ACCUMULATED      BENEFITS
                                     BENEFITS     EXCEED ASSETS     BENEFITS      EXCEED ASSETS
Components of unrecognized
net pension assets:

Net experience gains                 $  6,463        $   659       $  4,644         $   438
Transition assets (liabilities)           311            (21)           333            (187)
Prior service costs                      (844)           (64)          (854)           (593)
Adjustment to recognize
 minimum liability                                                                      342
                                     $  5,930        $   574       $  4,123         $     0

                                  -69-
During 1995, the Company changed its method of recognizing the market-related value of plan assets from the fair value to a calculated value that recognizes changes in fair value in a systematic and rational manner over not more than five years. This change did not have a material affect on the Company's financial statements.

At December 31, 1995, plan assets of the four primary defined benefit plans were invested in listed common stocks (46%), fixed income securities (36%), Guardsman common stock (9%) with a market value of $2,430,000, life insurance contracts (3%) and short-term investments (6%).

In addition to the four primary defined benefit pension plans, the Company also has a supplemental executive retirement plan (the SERP), a pension restoration plan and a directors' retirement plan, all of which are unfunded defined benefit plans. The actuarial present value of accumulated plan benefits related to the Company's SERP, pension restoration plan and directors' retirement plan totaled $1,595,000 and $1,493,000 at December 31, 1995 and 1994, respectively. Accrued pension costs of $1,924,000 and $1,878,000 related to these three plans were recorded at December 31, 1995 and 1994, respectively.

The assumptions used in accounting for defined benefit plans for the three years presented are set forth below:

                                                 1995     1994     1993
Weighted-average assumed discount rates          7.75%    8.25%    7.75%
Rates of compensation increase                   4.50%    5.00%    5.00%
Weighted-average expected long-term rate
  of return on plan assets                       8.50%    8.50%    8.50%

Guardsman also maintains defined contribution plans covering the employees of its Canadian and United Kingdom subsidiaries and a 401(k) plan for all of its non-bargaining domestic employees.















                                  -70-
The following is a summary of pension expense recognized by the Company (in thousands):

                                                 1995            1994        1993
Defined benefit plans:

  Service cost - benefits earned during
    the period                                $  1,287        $  1,090     $   945
  Interest cost on projected benefit
    obligations                                  2,252           1,950       1,805
  Actual loss (return) on plan assets           (4,733)          1,013      (2,698)
  Net amortization (deferral)                    2,376          (3,244)        598
  Curtailment cost                                 615
Net pension cost of defined benefit
  plans                                          1,797             809         650
Defined contribution plans                         225             198         146
Total pension expense                         $  2,022        $  1,007     $   796

In connection with the closing of the Grand Rapids, Michigan facility, as further discussed in Note 3 to the Consolidated Financial
Statements, the Company recognized curtailment expenses in 1995 associated with the union pension plan and the postretirement medical plan. These curtailments were classified as restructuring charges in the accompanying Consolidated Statements of Income.

NOTE 10

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

Substantially all domestic employees of the Company, other than employees of Moline, are eligible upon retirement for certain healthcare and life insurance benefits. The postretirement healthcare plans are unfunded contributory plans and contain other cost-sharing features such as deductibles, life-time benefit limits and coinsurance.

The following table sets forth amounts recognized in the Consolidated Balance Sheets at December 31 (in thousands):











                                  -71-

                                                     1995             1994
Actuarial present value of accumulated
 postretirement benefit obligation:
   Retirees                                        $ 1,113         $  1,277
 Fully eligible active participants                    459              572
 Other active participants                             116              154
Unfunded status                                      1,688            2,003
Unrecognized net transition obligation              (1,081)          (1,286)
Unrecognized net loss                                                  (436)
Accrued postretirement benefit cost                $   607         $    281

The following is a summary of postretirement benefit cost recognized by the Company (in thousands):

                                                 1995           1994         1993
Service cost                                    $  16          $  19        $  16
Interest cost                                     139            130          119
Net amortization                                   71             77           71
Curtailment cost                                   91
Net periodic postretirement benefit cost        $ 317          $ 226        $ 206

The transitional liability upon implementation of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" in 1993 of $1,430,000 is being accrued ratably over a 20 year period. The discount rate assumed in determining the actuarial value of the plans' postretirement benefit obligation was 7.75% and 8.25% at December 31, 1995 and 1994, respectively. The annual assumed rate of increase in the per capita cost of covered benefits, or healthcare cost trend rate, will be 10.675% in 1996, uniformly decreasing to 5.25% in 2003 and thereafter. A 1% increase in the assumed healthcare cost trend rate would not have a material effect on the postretirement benefit obligation or the periodic cost of the plans.

NOTE 11

EMPLOYEE INCENTIVE PLANS

The Company's 1992 Employee Stock Purchase Plan provides eligible employees the option to purchase the Company's common stock at a price equal to 85% of the market price at the date of purchase.




                                  -72-
The Company has set aside 519,923 shares of common stock under its 1984 Incentive Stock Option Plan for the grant of options to directors and key management employees. In addition, the Company has reserved 330,000 and 360,000 shares of common stock for granting of stock options to directors and key management employees under its 1988 and
1991 Stock Option Plans, respectively.   In addition, 470,000 shares
of common stock were reserved for the granting of stock options and other incentives to directors and key management employees under the 1995 Long-Term Incentive Plan. Certain of these options qualify as nontaxable under the Internal Revenue Code.

Stock option activity under the various plans is presented below (in thousands, except per share amounts):

                                                  1995              1994              1993
Shares under Employee Stock Purchase Plan:
  Outstanding at beginning of year                      7                5                23
  Granted                                              18               19                20
  Exercised                                           (18)             (17)              (17)
  Canceled                                                                               (21)
  Outstanding and exercisable at end
    of year                                             7                7                 5
  Available for grant at end of year                   49               66                85

Purchase price per share of options
    exercised <FA>                              $10.36 to         $7.86 to         $10.31 to
                                                $11.42            $10.68           $13.81

Market price per share of options
    exercised <FA>                              $12.19 to         $9.25 to         $12.13 to
                                                $13.44            $12.56           $16.25

                                               1995           1994          1993
Shares under Performance Award,
  Stock Option and Long-Term Incentive
    Plans:

  Outstanding at beginning of year              461            428           478
  Granted                                       234            205           125
  Exercised                                     (44)           (44)         (100)
  Terminated                                    (72)          (128)          (75)
  Outstanding at end of year                    579            461           428
  Exercisable at end of year                    482            386           401
  Available for grant at end of year            551            243           385

                                  -73-

                                             1995           1994          1993
Purchase price per share of options:
 Outstanding <FB>                          $9.13 to       $9.13 to      $7.82 to
                                           $14.75         $14.75        $14.75

 Exercised <FA>                            $9.13 to       $7.82 to      $8.28 to
                                           $12.50         $14.75        $14.75

Market price per share of options
 exercised <FA>                            $11.00 to      $11.50 to     $10.75 to
                                           $15.00         $16.50        $16.38

<FA> At date of exercise.
<FB> Market value at date of grant.

In addition, 50,000 shares of common stock have been reserved for issuance under a one-time grant in November 1994 of stock options to the Chairman of the Board of the Company. These shares, which were granted at the fair market value of the stock at the date of grant, are fully exercisable as of December 31, 1995.

The Company has a performance award plan under which performance award units may be granted to key management employees. Performance award units include a performance allotment expressed in dollars and options to purchase common stock. Performance allotments aggregating $495,000, $353,000 and $222,000 were granted under the plan in 1995,
1994 and 1993, respectively. Such allotments are payable in 1998, 1997 and 1996, respectively, if specified performance levels, measured in terms of income before income taxes, are achieved by the Company during the three year period subsequent to the grant.

Distributions, payable in cash, to key employees under various bonus plans are based primarily upon sales and income before income taxes. Expense incurred under the plans was $3,744,000, $2,523,000 and $1,928,000 for 1995, 1994 and 1993, respectively.

NOTE 12

STOCK RIGHTS PLAN

On December 31, 1995, the Company had outstanding 9,558,993 Series A Preferred Stock Purchase Rights (Rights). The Rights were originally issued in August 1986 as a dividend to holders of the Company's common stock at the rate of one Right for each share of common stock


                                  -74-
outstanding. Each Right entitles the holder thereof, until August 27, 1996, to buy one one-hundredth (1/100) of a share of Series A Preferred Stock at an exercise price of $60.00. The exercise price and the number of shares of Series A Preferred Stock issuable upon the exercise of the Rights are subject to adjustment in certain cases to prevent dilution. The Rights are evidenced by common stock certificates and are not exercisable or transferable apart from the common stock until ten days after a person (exclusive of persons holding 20% or more of the Company's common stock on August 8, 1986) acquires 20% or more or makes a tender or exchange offer for 30% or more of the common stock. If, after a person acquires 20% or more of the common stock, the Company is acquired in a merger or other business combination transaction (including one in which the Company is the surviving corporation), or if certain other conditions are met, each Right will entitle its holder to purchase, at the then current exercise price of the Right, that number of shares of common stock of either the acquiring company or Guardsman, as the case may be, which at the time of such transaction would have a market value of two times the exercise price of the Right. The Rights do not have any voting rights and are redeemable, at the option of the Company, at a price of $0.05 per Right prior to any person acquiring beneficial ownership of at least 20% of the common stock. The Rights expire on August 27, 1996. So long as the Rights are not separately transferable, the Company will issue one Right with each new share of common stock issued.

NOTE 13

BUSINESS SEGMENTS AND FOREIGN OPERATIONS

The Company operates in two industries, Coatings and Consumer Products. Coatings involves the production and distribution of industrial paints, varnishes, enamels and lacquers primarily for sale to manufacturers of wood and metal products. Additionally, the Group manufactures resins for internal use and external sale. Consumer Products includes the distribution of furniture polishes, wood treatments, dust cloths, cleaning fluids, paint sundries and other household products to retailers. Consumer Products also manufactures and distributes a variety of proprietary after-market automotive maintenance products and industrial lubricants.

As summarized in the segment information below and on pages 45 and 46, identifiable assets are those assets that are used by each of the Company's industry segments and foreign operations presented. Capital expenditures exclude the cost of capital assets acquired in business combinations. Corporate assets are principally cash, marketable securities, prepaid expenses, deferred income tax assets and corporate fixed assets. Operating profit does not include general corporate



                                  -75-
expenses, interest expense, investment income, costs of pooling of interests transactions, and income taxes. Sales between segments are at cost plus a small percentage markup.

Business segment financial information follows (in thousands):

                                          1995           1994            1993
Capital expenditures
  Coatings                              $ 4,375        $ 2,686         $ 2,582
  Consumer Products                         851            627             622
  Corporate                                  91             97              26
  Total                                 $ 5,317        $ 3,410         $ 3,230

                                          1995           1994            1993
Depreciation and amortization
  Coatings                              $ 5,741        $ 4,350         $ 3,428
  Consumer Products                       1,093            982           1,068
  Corporate                                 110            157             178
  Total                                 $ 6,944        $ 5,489         $ 4,674

Financial information by geographic area is set forth below (in thousands):

                                        1995             1994              1993
Net sales
 United States                        $216,410         $175,665         $156,662
 Canada                                 26,827           19,424           15,687
 Europe                                  7,337            6,799            5,457
 Consolidated                         $250,574         $201,888         $177,806

Operating profit
 United States                        $  3,183<F*>     $ 11,050         $  9,894
 Canada                                  2,751            1,395            1,177
 Europe                                  2,161            1,826            1,506
                                         8,095           14,271           12,577

 Corporate expenses - net               (3,871)          (3,618)          (4,417)
 Interest expense                       (2,131)          (1,188)            (991)
 Costs of pooling of interests                                              (529)
 Investment income                         587              374              376
 Income before income taxes           $  2,680         $  9,839         $  7,016


                                         -76-
Identifiable assets
 United States                        $114,472         $107,298         $ 68,098
 Canada                                 17,976           14,102           12,866
 Europe                                  3,949            4,964            3,351
 Corporate                              11,652           10,688           12,639
 Total                                $148,049         $137,052         $ 96,954

<F*>Includes pretax restructuring charges of $10,458.

NOTE 14

SUMMARIZED QUARTERLY OPERATING RESULTS (UNAUDITED)

Selected quarterly financial data is summarized as follows (in thousands, except share and per share data):

                                                               1995 QUARTERS

                                  FIRST           SECOND            THIRD           FOURTH           TOTAL
Net sales                     $   64,340       $   63,317       $   61,481       $   61,436       $  250,574
Gross profit                      21,280           21,593           19,999           22,084           84,956
Net income                         1,672            2,377            1,354           (3,971)           1,432
Net income per common
 share                        $      .18       $      .25       $      .14       $     (.42)      $      .15

Weighted average shares
 outstanding                   9,484,154        9,495,754        9,529,767        9,550,234        9,515,199

                                                               1994 QUARTERS

                                  FIRST           SECOND            THIRD           FOURTH           TOTAL
Net sales                     $   44,950       $   48,946       $   51,102       $   56,890       $  201,888
Gross profit                      15,719           17,220           17,441           18,524           68,904
Net income                         1,165            1,831            1,682            1,225            5,903
Net income per common
 share                        $      .15       $      .23       $      .20       $      .13       $      .70

Weighted average shares
 outstanding                   7,940,876        7,956,326        8,470,159        9,474,283        8,464,639



                                  -77-
Included in the third and fourth quarters of 1995 were pretax restructuring charges totaling approximately $470,000, or $.03 per share after taxes, and $9,988,000, or $.67 per share after taxes, respectively. See Note 3 to the Consolidated Financial Statements.

NOTE 15

SUBSEQUENT EVENT

On March 4, 1996, the Company entered into a definitive agreement pursuant to which Lilly Industries, Inc. (Lilly) will acquire all of the outstanding common stock of Guardsman. Under the terms of the agreement, Lilly, through a wholly-owned subsidiary, will make a cash tender offer for all Guardsman shares, including the associated rights, at a price of $23.00 per share in cash, and upon successful completion of the tender offer, the stock not tendered will be cashed out at $23.00 per share in a statutory merger. Guardsman's three largest stockholders, collectively representing approximately 50% of Guardsman's outstanding shares, have entered into separate agreements with Lilly supporting the transaction. The transaction remains subject to regulatory approval and certain other conditions.


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







                                  -78-
The Audit Committee of the Board of Directors, composed of five outside directors, meets regularly with management, the internal auditor and the independent public accountants to review the activities of each.



/S/ CHARLES E. BENNETT                      /S/ HENRY H. GRAHAM, JR.
Charles E. Bennett                          Henry H. Graham, Jr.
President and                               Vice President of Finance
Chief Executive Officer                     and Chief Financial
                                            Officer

January 25, 1996



REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

Stockholders and Board of Directors
Guardsman Products, Inc.


We have audited the accompanying consolidated balance sheets of Guardsman Products, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Guardsman Products, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.




                                  -79-
As explained in note 4 to the consolidated financial statements, in 1993, the Company changed its method of accounting for income taxes to adopt the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."


/S/  ARTHUR ANDERSEN LLP
Grand Rapids, Michigan
January 25, 1996  (except with respect to the matter discussed in Note 15, as to which the date is March 4, 1996)


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


COMMON STOCK

The Common Stock of the Company is listed on the New York Stock
Exchange (Symbol:  GPI).


TRANSFER AGENT AND REGISTRAR
Chemical Mellon Shareholder Services, L.L.C.
Overpeck Centre
85 Challenger Road
Ridgefield Park, New Jersey 07660
(800) 851-9677
















                                  -80-

QUARTERLY COMMON STOCK DATA
                          INCOME       DIVIDENDS           MARKET PRICE
                         PER SHARE     PER SHARE        HIGH           LOW
1995
1st Quarter               $ .18          $ .08         $12 5/8       $ 9 7/8
2nd Quarter                 .25            .08          13            12 3/4
3rd Quarter                 .14<F*>        .08          15 1/4        12 3/4
4th Quarter                (.42)<F*>       .09          14 1/4        11 1/4

1994
1st Quarter               $ .15          $ .08         $16 5/8       $12 1/8
2nd Quarter                 .23            .08          12 3/4         9
3rd Quarter                 .20            .08          12 3/8         9
4th Quarter                 .13            .08          12 7/8        10 1/8

<F*>Included in the third and fourth quarter of 1995 were restructuring charges totaling $.03 per share and $.67 per share, respectively.

Stockholders of record totaled 2,395 and 1,780 at December 31, 1995 and 1994, respectively.


























                                  -81-
AN EQUAL OPPORTUNITY EMPLOYER

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

*John Russell Fowler
Retired Chairman of the Board
Jacobson Stores, Inc.

**Grant C. Gentry
Chairman of the Board
Bromar, Inc.

K. Kevin Hepp
Retired Senior Vice President
Owens-Illinois, Inc.

*George R. Kempton
Chairman of the Board and
Chief Executive Officer
Kysor Industrial Corporation

Winthrop C. Neilson
Managing Director
Neilson/Hetrick Consulting Group

*James L. Sadler
Retired President and
Chief Operating Officer
Moline Paint Manufacturing Co.

Robert W. Schult
President
Nestle Food Company




                                  -82-
*Robert D. Tuttle
Retired Chairman of the Board
SPX Corporation

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

Edward D. Corlett
Vice President,
Metal Coatings Group

Henry H. Graham, Jr.
Vice President of Finance,
Chief Financial Officer and
Treasurer

Everette L. Martin
Vice President,
Wood Coatings Group

Keith C. Vander Hyde, Jr.
Vice President,
Consumer Products Group

Jeffrey M. Suerth
Vice President, Communications
and Public Relations
and Secretary

ADMINISTRATIVE OFFICERS

Glenn A. Belter
Vice President, Information Services
Robert H. Ripley
Vice President, Corporate Environmental
and Technical Affairs

Anthony O. Sanders
Vice President, Human Resources





                                  -83-
FACILITY LOCATIONS

Corporate Offices
3033 Orchard Vista SE
P.O. Box 1521
Grand Rapids, MI  49501
(616) 957-2600
FAX (616) 957-1236

Consumer Products
4999 36th Street, S.E.
P.O. Box 88010
Grand Rapids, MI  49512
(616) 940-2900
FAX (616) 956-8010

Cornwall
1915 Second Street W
Cornwall, ONT  K6H 5T1
Canada
(613) 932-8960
FAX (613) 932-4439

Fremont
411 Darling Avenue N
Fremont, MI  49412
(616) 924-3950
FAX (616) 924-2085

Grand Rapids Resin
1350 Steele Avenue SE
Grand Rapids, MI  49507
(616) 452-5181
FAX (616) 241-3624

High Point
2147 Brevard Road
P.O. Box 1029
High Point, NC  27261
(910) 889-6344
FAX (910) 841-6790

Little Rock
1900 E 145th Street
Little Rock, AR  72206
(501) 897-4356
FAX (501) 897-4902




                                  -84-
Los Angeles
9845 Miller Way
South Gate, CA  90280
(310) 927-5501
FAX (310) 927-1800

Moline
5400 23rd Avenue
Moline, IL  61265
(309) 762-7546
FAX (309) 762-9604

Rocky Hill
145 Dividend Road
P.O. Box 918
Rocky Hill, CT  06067
(860) 563-2811
FAX (860) 721-9832

Seattle
13535 Monster Road
Seattle, WA 98178
(206) 772-6550
FAX (206) 772-3050

Specialty Coatings
2147 Brevard Road
P.O. Box 1029
High Point, NC 27261
(910) 889-6344
FAX (910) 841-6790

Tulsa, Oklahoma
5111 East 36th Street North
Tulsa, OK  74115
(918) 428-2506
FAX (918) 425-8523

United Kingdom
152 Milton Park
Abingdon
Oxfordshire OX14 4SD
England
01144-235-833009
FAX 01144-235-553058






                                  -85-